UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report – June 12, 2010

(Date of earliest event reported)

QEP RESOURCES, INC.

(Exact name of registrant as specified in its charter)

STATE OF DELAWARE	000-30321	87-0287750
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1050 17th Street, Suite 500, Denver, Colorado 80265

(Address of principal executive offices)

Registrant’s telephone number, including area code (303) 672-6961

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 12, 2010, the board of directors of Questar Corporation (“Questar”) formally approved the distribution to Questar’s shareholders (the “Distribution”) of all the shares of common stock, par value $0.01 per share, of Questar’s wholly-owned subsidiary, QEP Resources, Inc. (formerly Questar Market Resources, Inc.)(“QEP” or “we”). QEP generally holds the assets and liabilities associated with Questar’s natural gas exploration and production business, including its midstream natural gas gathering and processing business, and its energy marketing business, which we refer to collectively as the “E&P Business.” The Distribution will be made in accordance with our previously announced plan to separate Questar’s E&P Business from Questar’s regulated utility and pipeline businesses and Wexpro Company (“Wexpro”), which we refer to collectively as the “Questar Business.” Upon the Distribution, Questar’s shareholders will own 100% of the QEP common stock.

A copy of the press release announcing the approval of the Distribution is attached hereto as Exhibit 99.1.

In connection with the Distribution, QEP has entered into the following definitive agreements with Questar that, among other things, set forth the terms and conditions of the Distribution and provide a framework for QEP’s relationship with Questar after the Distribution.

Separation and Distribution Agreement

The Separation and Distribution Agreement (the “Separation Agreement”) sets forth the agreements between QEP and Questar regarding the principal transactions necessary to effect the Distribution.

The Reorganization. Under the terms of the Separation Agreement, Questar and QEP will take all actions necessary to separate the E&P Business from the Questar Business, including the following: (i) QEP will effect a stock split of its common stock so that the number of outstanding shares of QEP common stock is equal to the number of outstanding shares of Questar common stock at the time of the Distribution; (ii) QEP will distribute 100% of the stock of Wexpro to Questar; and (iii) Questar will contribute up to $250 million of equity to QEP.

Conditions to the Distribution. The Distribution is subject to, among other conditions, the satisfaction or waiver by Questar of the following conditions:

•	QEP shall have filed a registration statement on Form 8-A with the Securities and Exchange Commission (“SEC”), and no stop order shall be in effect with respect thereto;

•	the listing of QEP common stock on the NYSE shall have been approved, subject to official notice of issuance;

•

the private letter ruling received on April 28, 2010, as supplemented by the supplemental private letter ruling received on June 8, 2010, from the Internal Revenue Service (the “IRS”) with respect to the Distribution (which ruling must be (and was) in form and substance satisfactory to Questar in its sole discretion), shall remain in effect as of the date of the Distribution (the “Distribution Date”);

•	Questar shall have received an opinion of Latham & Watkins LLP substantially to the effect that the distribution of the stock of Wexpro by QEP to Questar will qualify under section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Distribution, together with Questar’s contribution of up to $250 million to QEP, will qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code;

•	any material government approvals and other consents necessary to consummate the Distribution shall have been received;

•	the approval of the Distribution by Questar’s board of directors shall not have been revoked or rescinded;

•

no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or any of the transactions related thereto, including the transfers of assets and liabilities contemplated by the Separation Agreement, shall be in effect; and

•	QEP shall have the ability to repay any of its outstanding debt obligations that might become due (or need to be repaid) as a result of the Distribution.

Separation of QEP from Questar. The Separation Agreement provides that, subject to the terms and conditions contained in the Separation Agreement:

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Questar (or one of its subsidiaries) will retain or acquire all of the assets and retain or assume all of the liabilities (including whether accrued, contingent or otherwise) primarily related to Questar’s Business, including Wexpro;

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QEP (or one of its subsidiaries) will retain or acquire all of the assets and retain or assume all of the liabilities (including whether accrued, contingent or otherwise) primarily related to the businesses and operations of Questar’s E&P Business, excluding Wexpro;

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Each party or one of its subsidiaries will assume or retain any liabilities (including under applicable federal and state securities laws) relating to, arising out of or resulting from any registration statement or similar disclosure document to the extent such liabilities arise out of, or result from, matters related to businesses, operations, assets or liabilities allocated to such party in the separation;

•	Each party or one of its subsidiaries will assume or retain any liabilities relating to, arising out of or resulting from any guarantees relating to its business or secured by its assets;

•	Questar and QEP will each assume certain scheduled contingent liabilities, to the extent primarily related to the Questar Business or the E&P Business, respectively;

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The Parties will use the “Distrigas” formula (a formula currently used to allocate indirect costs between affiliates based on each affiliate’s relative share of labor, property, plant and equipment, and gross margin) to allocate certain “unallocated liabilities,” such as general corporate liabilities for the period prior to the Distribution, including liabilities of Questar and its subsidiaries related to, arising out of or resulting from any actions with respect to the Distribution made or brought by any third party;

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Except as otherwise provided in the Separation Agreement or any ancillary agreement, the parties will be responsible for any costs or expenses (including transaction expenses) incurred in connection with the separation in accordance with the terms of the “Distrigas” formula; and,

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On or before September 1, 2011, each party shall bill the other party for any remaining amounts owed to such party and the owing party shall make a final “true-up” payment for any outstanding amounts owed to such other party.

Except as may expressly be set forth in the Separation Agreement or any ancillary agreement, all assets will be sold on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that (i) any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest and (ii) any necessary consents or governmental approvals are not obtained or that any requirements of laws or judgments are not complied with.

Future Claims. The Separation Agreement provides for the formation of a contingent claim committee, which will have the responsibility for determining whether any newly discovered asset or liability is an asset or liability of Questar or QEP, or is an unallocated asset or unallocated liability which is shared as specified above. The contingent claim committee will be comprised of one representative each from Questar and QEP. Resolution of a matter submitted to the contingent claim committee will require the unanimous approval of the representatives.

Intercompany Accounts. The Separation Agreement provides that, generally, intercompany accounts will be scheduled and either (i) repaid in cash at closing, or (ii) continue in effect post-closing, in which case they will be an obligation of the relevant party and shall become a third-party, and not an intercompany, account.

Bank Accounts. The Separation Agreement provides that all QEP bank and brokerage accounts linked to Questar accounts, and all Questar bank and brokerage accounts linked to QEP accounts, will be “de-linked” prior to the Distribution Date. QEP will establish, prior to the Distribution Date, an independent cash management system and accounts to support its activities.

Trademarks. Except as otherwise specifically provided in any ancillary agreement and subject to certain limitations, the Separation Agreement provides that as soon as reasonably practicable after, and in any event no later than six months following the Distribution, each of QEP and Questar will cease using the trademarks and other intellectual property owned by or associated with the other party, with the exception that Questar will grant to QEP a one-year non-exclusive, royalty free and non-transferable license to use certain of Questar’s trademarks in connection with its internal operations of the E&P Business.

Releases. Except as otherwise provided in the Separation Agreement or any ancillary agreement, each party will release and forever discharge the other party and its respective subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the separation of QEP from Questar. The releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation pursuant to the Separation Agreement or any ancillary agreement.

Indemnification. The Separation Agreement provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of QEP’s business with QEP and financial responsibility for the obligations and liabilities of the Questar Business with Questar. Specifically, each party will indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and its officers, directors, employees and agents for any losses arising out of or otherwise in connection with: (i) the liabilities each such party assumed or retained pursuant to the Separation Agreement; (ii) such party’s specified percentage of unallocated liabilities; and (iii) any breach by such party of the Separation Agreement or any ancillary agreement.

Legal Matters. Each party to the Separation Agreement will assume the control of all pending and threatened legal matters related to its own business or assumed or retained liabilities and will indemnify the other party for any liability arising out of or resulting from such assumed legal matters. Each party to a claim will agree to cooperate in defending any claims against both parties for events that took place prior to, on or after the date of the separation of such party from Questar. The parties shall each be responsible for their respective share of all out-of-pocket costs and expenses related thereto.

Insurance. The Separation Agreement provides for the allocation among the parties of benefits under existing insurance policies for occurrences prior to the separation and sets forth procedures for the administration of insured claims. In addition, the Separation Agreement allocates among the parties the right to proceeds and the obligation to incur deductibles under certain insurance policies. In addition, the Separation Agreement provides that Questar will obtain, subject to the terms of the agreement, certain directors and officers insurance policies to apply against certain pre-separation claims, if any.

Further Assurances. To the extent that any transfers contemplated by the Separation Agreement have not been consummated on or prior to the date of the separation, the parties will agree to cooperate to effect such transfers as promptly as practicable following the date of the separation. In addition, the parties will agree to cooperate with each other and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the Separation Agreement and the ancillary agreements.

Dispute Resolution. In the event of any dispute arising out of the Separation Agreement, the general counsel or chief legal officer of each of the parties will negotiate for a reasonable period of time to resolve any disputes among the parties. If the parties are unable to resolve disputes in this manner, the disputes will be resolved through binding arbitration.

Other Matters Governed by the Separation Agreement. Other matters governed by the Separation Agreement include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees.

Employee Matters Agreement

The Employee Matters Agreement sets forth the agreements between QEP and Questar to allocate liabilities and responsibilities relating to employee compensation and benefits plans and programs and other related matters in connection with the Distribution. These plans and programs include, without limitation, existing qualified retirement obligations, existing health, welfare, and fringe benefit obligations, the treatment of outstanding Questar equity awards, outstanding annual and long-term incentive awards, existing severance obligations, and existing non-qualified deferred compensation obligations. The following is a summary of the material terms of the Employee Matters Agreement:

Establishment of QEP Benefit Plans. In connection with the Distribution, QEP expects to adopt, for the benefit of its employees and former employees, a variety of compensation and employee benefits plans that are generally comparable in the aggregate to those provided to employees immediately prior to the Distribution. With certain possible exceptions, the Employee Matters Agreement provides that as of the close of the Distribution, QEP employees will generally cease to be active participants in, and QEP will generally cease to be a participating employer in, the benefit plans and programs maintained by Questar.

Service Credit. In general, QEP will credit each of its employees with his or her service with Questar prior to the Distribution for all purposes under benefit plans maintained by QEP, to the extent that the employees received service credit under the corresponding Questar plans and such crediting does not result in a duplication of benefits.

Liabilities for Compensation and Benefits. As of the Distribution Date, except as specifically provided therein, QEP generally will assume, retain and be liable for all wages, salaries, welfare, incentive compensation and employee-related obligations and liabilities for all current and former employees of its business. Questar will generally retain responsibility for, and will pay and be liable for, all wages, salaries, welfare, incentive compensation and employment-related obligations and liabilities with respect to former Questar employees not associated with QEP’s business and current Questar employees who are not otherwise transferred to employment with QEP in connection with the Distribution. The following is a summary overview of the proposed treatment of certain employee benefits:

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Defined-Benefit Pension Plan. The assets and liabilities held in trust attributable to active QEP employees who are participants under the Questar Retirement Plan as of the Distribution Date will be apportioned to the trust of a defined benefit pension plan established by QEP. Certain active QEP employees will cease to accrue benefits under such defined benefit pension plan as of the Distribution Date and will be eligible to participate in a nonqualified deferred compensation plan established by QEP that takes into account the retirement benefits that such employees would have received under the defined benefit pension plan on or after the Distribution Date. The Questar Retirement Plan will retain all liabilities with respect to former QEP employees who are participants therein as of the Distribution Date.

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401(k) Plan. Account balances held in trust attributable to all active QEP employees under the Questar Employee Investment Plan will be apportioned to the trust of a 401(k) plan established by QEP. The Questar Employee Investment Plan will retain the account balances attributable to former QEP employees as of the Distribution Date.

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Health and Welfare Plans. QEP will establish health and welfare plans that provide benefits which are substantially comparable, in the aggregate, to those provided under the health and welfare plans maintained by Questar.

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Retiree Medical and Life Insurance Benefits. QEP will establish a health and welfare plan that provides retiree medical and life insurance benefits to those QEP employees who are eligible for retiree medical and life insurance benefits under the Questar plan as of the Distribution Date which are substantially comparable, in the aggregate, to those provided under the Questar plan.

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Nonqualified Retirement Plans. QEP will establish nonqualified deferred compensation plans for the benefit of active QEP employees who either have account balances or accrued benefits or were eligible to participate under each of the Questar nonqualified plans immediately prior to the Distribution Date (with terms that are substantially comparable, in the aggregate, to those under the Questar plans). In addition, QEP will cause the nonqualified deferred compensation plan to provide an enhanced supplemental retirement benefit that is based on the retirement benefit that certain QEP employees who were participants in Questar’s Supplemental Executive Retirement Plan would have received under the defined benefit pension plan established by QEP had they continued to accrue benefits thereunder on or after the Distribution Date (as described above). QEP’s nonqualified plans will assume the liability with respect to active QEP employees who are participants in the Questar nonqualified plans as of the Distribution Date. The Questar nonqualified plans will retain all liabilities with respect to former QEP employees who are participants therein as of the Distribution Date.

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Equity Awards. Outstanding stock options and restricted stock awards to purchase Questar stock immediately prior to the Distribution Date will be adjusted and bifurcated into stock options and restricted stock awards to purchase Questar and QEP stock, respectively, for employees of both companies. The vesting of such awards will not accelerate by reason of the Distribution and each company’s equity plan will provide that service with the other will count as service with it for the purpose of determining vesting and termination dates under its equity plan. QEP will adopt a long-term stock incentive plan with terms that are substantially comparable, in the aggregate, to those under the Questar long-term stock incentive plan.

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Annual Cash Incentive Awards. QEP will establish annual cash incentive plans for the benefit of QEP employees with terms that are substantially comparable, in the aggregate, to those under the Questar annual cash incentive plans. With respect to the outstanding awards granted under Questar’s annual cash incentive plan for the year ended December 31, 2010, QEP will assume the liability for such awards granted to QEP employees and Questar will retain the liability for such awards granted to Questar employees as of the Distribution Date.

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Long-Term Cash Incentive Awards. With respect to the outstanding awards granted under Questar’s long-term cash incentive plan, QEP will assume the liability for such awards granted to QEP employees and Questar will retain the liability for such awards granted to Questar employees. Outstanding awards granted to each QEP employee for the 2009-2011 and 2010-2012 performance periods will, as of the Distribution Date, be converted from an award payable in cash to an award of restricted shares of QEP stock to be granted under QEP’s long-term stock incentive plan. Outstanding awards granted to each Questar employee for the 2009-2011 and 2010-2012 performance periods will, as of the Distribution Date, be converted from an award payable in cash to an award of restricted shares of Questar stock to be granted under Questar’s long-term stock incentive plan. QEP will establish a long-term cash incentive plan with terms that are substantially comparable, in the aggregate, to those under the Questar long-term cash incentive plan.

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Severance Plan. QEP will establish an executive severance plan for the benefit of QEP executives with terms that are substantially comparable, in the aggregate, to those under the Questar executive severance plan.

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Executive Compensation Arrangements. Certain executives who are currently employees of Questar will cease to be employees of Questar and become executives and employees of QEP as of the Distribution Date. QEP may enter into an employment agreement or other compensatory arrangement with any such executive and be responsible for all liabilities and obligations thereunder following the Distribution Date. Questar will cease to have any liability or obligation under any employment agreement or other compensatory arrangement with respect to any such executive following the Distribution Date.

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Director Deferred Compensation Plan. QEP will establish a nonqualified deferred compensation plan for the benefit of its directors who have account balances or were eligible to participate in Questar’s deferred compensation plan for directors immediately prior to the

Distribution Date (with terms that are substantially comparable, in the aggregate, to those under the Questar plan). The QEP deferred compensation plan for directors will assume any liabilities under the Questar deferred compensation plan for directors who are participants in the Questar plans as of the Distribution Date.

Tax Matters Agreement

The Tax Matters Agreement (the “Tax Matters Agreement”) governs QEP’s and Questar’s respective rights, responsibilities, and obligations after the Distribution with respect to the filing of tax returns and the payment of taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the Distribution to qualify as a tax-free distribution under Sections 355 and 368(a)(1)(D) of the Code.

In addition, the Tax Matters Agreement generally obligates both QEP and Questar to comply with the representations made in the IRS private letter ruling and in the tax opinion of Latham & Watkins LLP and not to take any action (except as expressly provided in the Tax Matters Agreement) that is inconsistent with or could otherwise affect the qualification of the Distribution as a tax-free distribution under Code Sections 368(a)(1)(D) and 355. If such qualification is disallowed, in whole or in part, then any liability for taxes as a result of such disallowance shall be divided between Questar and QEP in proportion to their respective fair market values as of the Distribution Date (as defined below); provided that if the failure to satisfy the requirements of Code Sections 368(a)(1)(D) and 355 is solely the result of action taken by either Questar or QEP subsequent to the Distribution, including acquisitions of the stock of Questar, QEP or Wexpro which violate the requirements of Code Section 355(e), the responsible party shall be fully liable for and shall indemnify the other party against any taxes resulting from such failure.

Transition Services Agreement

The Transition Services Agreement (the “Transition Services Agreement”) provides that if the Distribution occurs, Questar and QEP will provide certain services to each other for a specified period following the Distribution. The services to be provided by Questar to QEP generally include services related to human resources, including benefits and information systems, services for insurance management, SEC reporting, Form 4 administration, financial matters (including income taxes, internal audits, tax preparation, treasury and cash management services and enterprise portfolio matters), stock option administration and FERC compliance. The services to be provided by QEP to Questar generally include services related to medical plan administration and environmental services for Wexpro. The recipient of any services will generally pay an agreed upon arm’s length service charge and reimburse the provider any out-of-pocket expenses, including the cost of any third-party consents required. The Transition Services Agreement will generally require the services to be provided until the earlier of (i) December 31, 2011, or (ii) such earlier date (per service) on twenty days written notice prior to the first day of the following month, after which time the obligation to provide such services will terminate.

Copies of the Separation Agreement, Employee Matters Agreement, Tax Matters Agreement and Transition Services Agreement are incorporated herein by reference as Exhibits 2.1, 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K, and statements herein regarding such agreements are qualified by reference to the complete agreements.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Compensation Program

On June 12, 2010, the board of directors of QEP (the “Board”) approved the following compensation for non-employee directors of QEP:

Annual Retainer:	$50,000
Annual Restricted Stock Grant:	Determined by dividing $100,000 by the fair market value of a share of QEP common stock on the date of grant
Committee Retainers:
Chair, Audit Committee and
Chair, Compensation Committee	$15,000
Chair, Governance Committee	$10,000
Committee Membership:
Audit Committee	$7,500
Governance Committee, and
Compensation Committee	$5,000
Board Meeting Fee:	$2,000 (per day)
Committee Meeting Fee:	$1,100 ($1,500 for Chair)
Telephone Attendance:	$600 (Committee Meeting – $800 Chair)

Deferred Compensation Plan for Directors

Non-employee directors may receive their fees in cash or they may defer receipt of those fees and have them credited with interest as if invested in long-term certificates of deposit or be accounted for with “phantom shares” of QEP stock pursuant to the QEP Deferred Compensation Plan for Directors. Non-employee directors may defer their restricted stock grant in the form of “phantom shares” of QEP stock which are subject to the same vesting schedule that would otherwise apply to the restricted stock grant. Payments of phantom share balances are made in cash upon specified distribution events subject to compliance with Section 409A of the Code. Deferred fees and/or phantom stock may constitute or provide for a deferral of compensation subject to Section 409A of the Code, and there may be certain tax consequences if the requirements of Section 409A of the Code are not met.

The QEP Deferred Compensation Plan for Directors provides terms that are substantially comparable, in the aggregate, to those under Questar’s deferred compensation plan for directors. The QEP Deferred Compensation Plan for Directors will assume the liability under Questar’s deferred compensation plan for directors who are participants in the Questar plan as of the Distribution Date. These directors will (i) have their Questar phantom stock bifurcated into QEP and (for a limited period through December 31, 2011) Questar phantom stock in the same manner as holders of Questar restricted stock will be treated in the Distribution, and (ii) have any amounts deemed invested in phantom shares of Questar stock converted into phantom shares of QEP stock and (for a limited period through December 31, 2011) Questar stock in the same manner as actual Questar stockholders will be treated in the Distribution.

This description of the QEP Deferred Compensation Plan for Directors is qualified in its entirety by the terms of the plan, a copy of which is attached as Exhibit 10.4 and is incorporated herein by reference.

2009 Director Compensation

Fees received by individual members of the Board during 2009 for service as a member of Questar’s board of directors are set forth below:

Name (a)	Fees Earned or Paid in Cash ($)[1] (b)	Stock Awards ($)[2,3] (c)	Total ($) (h)
Phillips S. Baker, Jr.	80,900	99,064	179,964
L. Richard Flury	94,000	99,064	193,064
James A. Harmon	82,000	99,064	181,064
Robert E. McKee III	98,400	99,064	197,464
M. W. Scoggins	88,000	99,064	187,064

[1]	Some directors deferred this amount pursuant to Questar’s deferred compensation plan for directors as described above.
[2]	On February 9, 2010, all directors of Questar received a grant of restricted stock or phantom restricted stock.
[3]	Directors who were members of the Questar board of directors had the following aggregate options and unvested stock awards or phantom shares as of December 31, 2009:

Name	Number of Vested Option Shares*	Number of Restricted Shares	Number of Vested Phantom Shares	Number of Unvested Phantom Shares
Phillips S. Baker, Jr.	0	5,815	0	0
L. Richard Flury	14,000	2,800	6,582	3,015
James A. Harmon	14,000	5,899	2,600	0
Robert E. McKee III	14,000	0	3,982	5,815
M. W. Scoggins	0	0	3,982	5,815

*	None of the directors has unvested options.

Director Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for outside directors of two-times their annual fees after a director has served for five years on the Board. Phantom stock units count toward the total shares held. All directors currently comply with those guidelines. Directors also participate in QEP’s Business Accident Insurance Plan which provides a benefit of up $150,000 to the survivor of any director who dies, is totally disabled or suffers dismemberment due to an accident while traveling on business for QEP.

Mr. Keith O. Rattie

In addition to all other annual retainers and fees payable to a non-employee director, QEP’s non-executive chairman of the board, Keith O. Rattie, will be paid an annual retainer of $200,000, so long as Mr. Rattie is the chairman of the board. In addition, subject to the consummation of the Distribution, under the 2010 Long-Term Stock Incentive Plan, QEP will grant Mr. Rattie a number of restricted stock units determined by dividing $1,000,000 by the fair market value of a share of QEP common stock on the date of grant, and dividend equivalents on such restricted stock units with respect to the ordinary quarterly cash dividends paid on QEP common stock, according to the terms and conditions set forth in an award agreement. Subject to Mr. Rattie’s continued service on the Board, the restricted stock units and associated dividend equivalents will vest ratably on an annual basis over three years, subject to accelerated vesting upon the occurrence of certain events as set forth in the award agreement. Each vested restricted stock unit represents the right to receive one unrestricted, fully transferrable share of QEP common stock.

Certain Relationships and Related-Person Transactions

There are no relationships or related-person transactions between QEP and any of its directors or officers that are required to be disclosed pursuant to federal securities laws. QEP requires all executive officers and directors to report to the vice president, compliance, any event or anticipated event that might qualify as a related-person transaction pursuant to Section 404(b) of Regulation S-K. The vice president, compliance would then report those transactions to the Audit Committee. QEP also collects information from questionnaires sent to officers and directors early each year that are designed to reveal related-person transactions. If a report or questionnaire shows a potential related-person transaction, it will be investigated in accordance with the QEP’s Business Ethics and Compliance Policy. QEP’s Audit Committee will review pending and ongoing transactions to determine whether they conflict with the best interests of QEP, impact a director’s independence or conflict with the QEP’s Business Ethics and Compliance Policy. If a related-person transaction is completed, the Committee will determine whether rescission of the transaction, disciplinary action or reevaluation of a director’s independence is required.

Appointment of Executive Officers

On June 12, 2010, the following individuals were appointed as executive officers of QEP:

Name	Title

Charles B. Stanley	President and Chief Executive Officer

Richard J. Doleshek	Executive Vice President, Chief Financial Officer and Treasurer

Jay B. Neese	Executive Vice President

Perry H. Richards	Senior Vice President, QEP Field Services

Eric L. Dady	Vice President and General Counsel

Abigail L. Jones	Vice President, Compliance, Corporate Secretary and Assistant General Counsel

Adoption of Executive Compensation Program

On June 12, 2010, the Board approved a variety of benefit plans for employees of QEP effective as of the Distribution, including certain benefit plans that cover QEP’s executive officers.

Employment Agreements

On June 12, 2010, the Board approved employment agreements with Messrs. Charles B. Stanley and Richard J. Doleshek.

Under Mr. Stanley’s employment agreement, Mr. Stanley will serve as QEP’s President and Chief Executive Officer and as a member of QEP’s board of directors. The term of the employment agreement is three years, unless terminated earlier by either party in accordance with the provisions therein. Mr. Stanley will receive an annual base salary of $720,000 and is eligible to participate in a QEP annual cash bonus program, under which his target bonus will equal at least ninety percent (90%) of his annual base salary. Mr. Stanley is also entitled to participate in QEP’s long-term cash bonus plan, under which his target bonus will be at least equal to that provided to any other officer. Mr. Stanley is also entitled to other benefits, including participation in the QEP 401(k), health and welfare plans, executive severance plan, deferred compensation plan, and supplemental executive retirement plan. Mr. Stanley is entitled to receive equity awards at least equal to that provided to any other QEP officer, which equity awards will permit Mr. Stanley to exercise any vested options for at least 30 days following the termination of his employment, unless a longer period is otherwise specified.

Mr. Stanley’s employment agreement provides that if his employment terminates during the term due to death or disability, he will receive up to two (2) months of base salary and a lump sum equal to his target bonuses under the cash bonus plans in which he participates, for the performance periods that began during the term of the employment agreement. Additionally, equity granted to Mr. Stanley under the employment agreement will accelerate and vest in full (provided that any Conversion Awards will vest in accordance with their terms). If Mr. Stanley’s employment is terminated either by QEP without “cause” or by Mr. Stanley for “good reason” (as such terms are defined in the employment agreement), (a) he will receive a payment equal to three (3) times his base salary, (b) he will receive a payment equal to three times the amount of the annual cash bonus(es) that he actually received under QEP’s annual bonus plan(s) (or where applicable, under an Questar annual bonus plan(s)) in the year immediately prior to his termination, and (c) any equity granted to him by QEP under the employment agreement will accelerate and become fully vested (provided that any Conversion Awards will vest in accordance with their terms). Because of Mr. Stanley’s participation in the Executive Severance Compensation Plan, upon a qualifying termination following a change in control, Mr. Stanley will receive the greater of the severance payment due him under his employment agreement or under the Executive Severance Compensation Plan, but not both.

Under Mr. Doleshek’s employment agreement, Mr. Doleshek will serve as the Executive Vice President, Chief Financial Officer and Treasurer of QEP. The term of the employment agreement is three years, unless terminated earlier by either party in accordance with the provisions therein. Mr. Doleshek will receive an annual base salary of $470,000 and is eligible to participate in a QEP annual cash bonus program, under which his target bonus will equal at least ninety percent (90%) of his annual base salary. Mr. Doleshek is also entitled to participate in QEP’s long-term cash bonus plan, under which his target bonus will not be less than $500,000. Mr. Doleshek is also entitled to other benefits, including participation in the QEP 401(k), health and welfare plans, executive severance plan, deferred compensation plan, and supplemental executive retirement plan. Mr. Doleshek is entitled to receive equity awards, to be granted in QEP’s sole discretion.

Mr. Doleshek’s employment agreement provides that if his employment terminates during the term due to death or disability, he will receive up to two (2) months of base salary and a lump sum equal to his target bonuses under the cash bonus plans in which he participates, for the year of his death or disability. Additionally, equity granted to Mr. Doleshek under the employment agreement will accelerate and vest in full (provided that any Conversion Awards will vest in accordance with their terms). If Mr. Doleshek’s employment is terminated either by QEP without “cause” or by Mr. Doleshek for “good reason” (as such terms are defined in the employment agreement), (a) he will receive a payment equal to three (3) times his base salary, (b) he will receive a payment equal to three times the amount of the annual cash bonus(es) that he actually received under QEP’s annual bonus plan(s) (or where applicable, under an Questar annual bonus plan(s)) in the year immediately prior to his termination, and (c) any equity granted to him by QEP under the employment agreement will accelerate and become fully vested (provided that any Conversion Awards will vest in accordance with their terms). Because of Mr. Doleshek’s participation in the Executive Severance Compensation Plan, upon a qualifying termination following a change in control, Mr. Doleshek will receive the greater of the severance payment due him under his employment agreement or under the Executive Severance Compensation Plan, but not both.

This description of the employment agreements between QEP and each of Messrs. Stanley and Doleshek is qualified in its entirety by the terms of the respective employment agreement, copies of which are attached as Exhibits 10.5 and 10.6 and are incorporated herein by reference.

Compensation Discussion and Analysis.

Objectives. QEP’s executive compensation program is designed to:

•	Attract, motivate, and retain the management talent required to achieve QEP objectives;

•	Focus management efforts on both short-term and long-term drivers of shareholder value;

•	Tie a significant portion of executive compensation to QEP’s long-term stock-price performance and thus shareholder returns;

•	Foster a results-oriented culture while enhancing QEP’s reputation for ethics and integrity; and

•	Create balance across multiple financial and operating metrics and time periods, thus supporting sound risk management.

Components. Compensation for named executive officers is comprised of the following major components:

•	Base salary;

•	Annual Management Incentive Plan II (“AMIP II”);

•	Long-term Cash Incentive Plan (“LTCIP”);

•	Restricted stock and/or stock-option grants under the 2010 Long-term Stock Incentive Plan (“LTSIP”);

•	Executive Severance Compensation Plan;

•	Employee benefits, including retirement, health and welfare benefits; and

•	Nonqualified deferred compensation plans, including the Deferred Compensation Wrap Plan and the Supplemental Executive Retirement Plan.

Compensation Philosophy and Role of Compensation Committee. To attract, motivate and retain the executive talent required to achieve corporate objectives, the Compensation Committee of the Board (the “Compensation Committee”) believes it must offer key executives a competitive compensation package comprised of fixed and variable short-term and long-term components. The following table summarizes the role each component plays in the total compensation package:

Compensation Component
Base Salary	•	Provide a fixed and market-based level of compensation to pay for an executive’s responsibility, relative expertise and experience.
Annual Cash Incentive
• AMIP II	•	Motivate and reward executives for achieving annual financial and operating goals that are aligned with shareholder and stakeholder interests.

Long-term Incentives
• • •	Restricted stock under LTSIP Stock options under LTSIP Long-term cash incentive awards under LTCIP	• • • • •

Deliver the majority of named executive officer compensation through long-term incentives aligned with shareholder interests;

Motivate and reward the achievement of long-term strategic QEP objectives;

Recognize and reward QEP’s performance relative to industry peers over multi-year time periods;

Encourage long-term executive share ownership; and

Encourage executive retention by establishing multi-year incentive awards.

Benefits
• • •	Retirement Health care Other security benefits (life, disability)	• • •	Provide a tax-efficient means for employees to build financial security in retirement; Provide minimum income protection against certain risks; and Reward extended service with QEP.
Termination Benefits
•	Executive Severance Compensation Plan	•	Provide a competitive level of income protection.

To ensure that executive compensation remains consistent with QEP’s objectives, the Compensation Committee will routinely:

•

Retain independent compensation consultants to: (a) review, critique and propose changes in compensation practices when necessary to maintain alignment with the above-listed objectives; (b) conduct and analyze market surveys; and (c) provide input on compensation actions for QEP’s top officers;

•	Review and approve AMIP II participants, objectives and performance targets;

•	Review QEP’s consolidated financial results and the financial and operating results of QEP’s major business units;

•	Evaluate the individual performance of the named executive officers;

•	Consider internal relative pay; and

•	Develop and approves annual and long-term compensation for QEP’s executive officers.

The Compensation Committee has not adopted a separate process for reviewing tally sheets of executive officer compensation. Instead, the Compensation Committee will review total executive compensation on a regular basis several times during the year. The Compensation Committee will analyze each component of every named executive officer’s compensation and examine total compensation for each such executive to ensure that the individual components and the total compensation satisfy the objectives described above. The Compensation Committee will consider how it measures, evaluates and benchmarks all compensation components for executives. The intent is to ensure that each executive’s compensation remains competitive within the relevant segment of the natural gas industry, adjusted as appropriate for individual factors such as the officer’s experience and expertise. In addition to market-survey data, the Compensation Committee will consider job performance, responsibilities, and advancement potential when setting compensation for each of the named executive officers.

The compensation philosophy of QEP is, at present, substantially comparable, in the aggregate, to that of Questar, as described in the proxy statement filed in connection with Questar’s May 18, 2010 annual meeting of stockholders.

Compensation Philosophy. In 2010, the Management Performance Committee of Questar’s board of directors (the “Questar Committee”) approved compensation for the officers of QEP. The compensation philosophy of QEP is, at present, substantially comparable, in the aggregate, to that of Questar, as described in the proxy statement filed in connection with Questar’s May 18, 2010 annual meeting of stockholders.

The Questar Committee, with help from its compensation consultant, Hewitt Associates, LLC (“Hewitt”) conducted market surveys to estimate the 25th, 50th and 75th percentiles for total compensation for executive officers. The Questar Committee defined total compensation as: base salary + AMIP II target + LTCIP target + grant-date value of restricted stock and/or stock options (Equity Awards). The Questar Committee in general targets the market 50th percentile for each named executive officer.

How QEP Determines the External Benchmarks for Named Executive Officers. The Compensation Committee will consider the relative size of companies in the industry peer group in its evaluation of market data. The Compensation Committee will also review officer compensation in relation to general-industry peers, a group of companies, selected by Hewitt, in other industries with median revenue similar to QEP. The Compensation Committee will not base compensation decisions for named executive officers on the pay of general-industry peers; rather it will use this group as an indicator of executive compensation trends and practices.

When setting compensation for each key executive, the Questar Committee, with advice from Hewitt, defined the relevant peer group. Because Mr. Doleshek’s employment with Questar started in May 2009, the Questar Committee used the data previously utilized to determine his predecessor’s compensation. Additionally, the Questar Committee focused on creating sufficient value to attract a qualified candidate for the CFO position

Industry Peer Companies – Corporate Peer, E&P and Gas and Pipeline Groups. To arrive at compensation values for 2010, the Questar Committee designated all of the companies listed below as peer companies for QEP executives.

Cabot Oil & Gas Corporation

Cimarex Energy Company

EOG Resources, Inc.

Forest Oil Corporation

Newfield Exploration Company

Noble Energy, Inc.

Pioneer Natural Resources Company

Plains Exploration & Production Company

Quicksilver Resources, Inc.

Range Resources Corporation

Southwestern Energy Company

Whiting Petroleum Corporation

The Williams Companies, Inc.

The Compensation Committee will set annual base salary, AMIP II target, LTCIP target and equity awards for all key executives. Hewitt and QEP’s Human Resources Department will assist in the collection and analysis of peer-company data.

Base Salaries. The Questar Committee did and the Compensation Committee will establish base salaries for executives by considering their scope of responsibilities, performance, and competitive market compensation paid by other companies in the executive’s peer group. The Compensation Committee will review base salaries for QEP’s named executive officers on at least an annual basis. When setting salaries, the Compensation Committee will consider market information for the executive’s relevant peer group, along with individual factors and internal comparisons with other QEP officers. The Questar Committee did and the Compensation Committee will use proxy data and information provided by Hewitt to obtain information about the base salaries paid by peers.

Incentive Compensation. QEP’s named executive officers will participate in AMIP II which provides for certain annual cash incentive awards that are intended to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code when QEP becomes subject to Section 162(m) of the Code. Those officers will also receive equity awards pursuant to the LTSIP. The Compensation Committee intends to put a substantial portion of each officer’s compensation at risk. AMIP II payouts will be tied to annual financial and operating goals to be set by the Board at the beginning of the plan year. LTCIP payouts will be tied to total shareholder returns relative to a pre-set group of peer companies over a three-year period. Together these programs will motivate participating executives to focus on total shareholder return over the longer-term. AMIP II and LTCIP are cash plans that can award amounts from zero to a predetermined maximum depending on QEP’s results. The Compensation Committee has not implemented a clawback provision for incentive compensation, but will review compensation trends as appropriate. The Compensation Committee believes that its approach effectively aligns the executive officers’ interests with shareholder interests.

AMIP II. Under AMIP II, QEP sets separate performance targets for each major business unit. These business-unit targets are tied to key consolidated financial and operating goals. Each year, the Compensation Committee will review and approve the specific annual performance targets for QEP as a whole, and for each major subsidiary. The performance targets are set at the beginning of each year after a review of that year’s budget and the prior-year actual results. Targets are generally at or above the Board-approved budget for the year. The QEP performance objectives for 2010 relate to QEP’s achievement of a certain level of earnings before interest, depreciation, amortization, taxes and exploration expense and certain production measures.

QEP will calculate an overall payout factor, which can range from zero to 200% based on actual results compared to the measures. Each officer’s target bonus is multiplied by the respective payout factor to determine the payment. The maximum cash payment to any officer under the terms of AMIP II is capped at $4,000,000. Each officer’s target bonus is a percentage of his annual base salary in effect on March 1 of the performance year. The Compensation Committee, in its sole discretion, can reduce the cash award otherwise payable to an officer. Neither the Compensation Committee nor QEP may increase the cash award otherwise payable under the AMIP II formula.

AMIP II provides terms that are substantially comparable, in the aggregate, to those under the Questar Corporation Annual Management Incentive Plan II (“Questar AMIP II”). With respect to the outstanding awards granted under Questar’s AMIP II for the year ended December 31, 2010, QEP will assume the liability for such awards granted to QEP employees and Questar will retain the liability for such awards granted to Questar employees as of the Distribution Date.

On June 12, 2010, the Compensation Committee approved the following target bonuses for 2010 with respect to each executive officer:

Executive Officer	Target*
Charles B. Stanley	90%
Richard J. Doleshek	90%
Jay B. Neese	70%
Perry H. Richards	47.5%
Eric L. Dady	40%

*	This percentage includes the Market Resources Employee Incentive Plan (“MREIP”) which applies a 12.5% target. The MREIP applies to all employees (except those classified as temporary or occasional part-time) who work for QEP’s subsidiaries and are scheduled to work at least 20 hours per week.

This description of the AMIP II is qualified in its entirety by the terms of the plan, a copy of which is attached as Exhibit 10.7 and is incorporated herein by reference.

2009 Questar AMIP II. In 2009, the performance components and targets for the Questar AMIP II were as follows:

Questar Market Resources	Target
Questar Corporation earnings per share	$2.70
Business unit net income total [1] (millions)	$384
Questar Exploration and Production production volumes (Bcfe)	185

Questar Pipeline	Target
Questar Corporation earnings per share	$2.70
Questar Pipeline net income (millions)	$55
Operating and maintenance expenses per decatherm of contract demand	$16.5
Achievement of specific strategies and operational initiatives	3 of 5 affirmative answers

Questar Gas	Target
Questar Corporation earnings per share	$2.70
Questar Gas net income (millions)	$40.5
Questar Gas customer satisfaction (1-7 scale)	6.1
Questar Gas annual operating and maintenance expenses per customer	$140
Safety performance [2]	3.65

[1]	The Questar Exploration and Production component QEP’ net income was indexed to commodity prices as of January 29, 2009.
[2]	“Safety performance” shows an average of injuries per 100 employees and preventable accidents per 1 million miles driven.

Because Mr. Doleshek’s employment with Questar started in May 2009, he was not eligible to participate in the Questar AMIP II for 2009. In order to ensure that his incentives were tied to the same key financial and operating metrics as other officers, Questar’s board or directors authorized a 2009 bonus program for Mr. Doleshek that utilized the same performance metrics as those used for his predecessor in the Questar AMIP II for 2009. The non-equity incentive compensation listed for Mr. Doleshek in the Summary Compensation Table was derived by using these metrics.

In February 2010, the Questar Committee determined the 2009 Questar Market Resources payout to be 160% of its target amount while Questar Pipeline paid out 140% of its target amount and Questar Gas paid out 152% of its target amount.

The LTCIP. The LTCIP will tie compensation for key executives to total shareholder return relative to a mix of peer companies over a longer-term (three-year) performance period. Payouts from the LTCIP, if any, will be based on the respective QEP’s total shareholder return (“TSR”) compared with a group of peer companies.

QEP will calculate three-year TSR as the sum of the closing December stock price in the last year of the performance period, plus dividends paid over the full performance period, divided by the average December stock price in the month prior to the start of the performance period. The average December stock price is the simple average closing price for each trading day in December. QEP will then rank its three-year TSR among the peer companies to determine the TSR Rank Multiplier. The payout based on rank is multiplied by the ratio of the stock price at the end of the three-year period divided by the stock price at the beginning of the three-year period (“Stock Appreciation Multiplier”). Participants earn the maximum bonus if QEP has the highest TSR of its peer group. Participants earn the target bonus if QEP’s TSR ranks at the midpoint of the peer group. If QEP’s TSR for the performance period places it in the bottom third of the group, no bonus is paid under the LTCIP. There are currently three outstanding performance periods: 2008 through 2010, 2009 through 2011, and 2010 through 2012.

The calculation is as follows: Target Award x TSR Rank Multiplier x Stock Appreciation Multiplier = LTCIP Payout. The maximum payment under the LTCIP for any performance period is currently capped at $8,000,000.

With respect to the outstanding awards granted under Questar’s Long-Term Cash Incentive Plan (“Questar LTCIP”), QEP will assume the liability for such awards granted to QEP employees and Questar will retain the liability for such awards granted to Questar employees. Outstanding awards granted to each QEP employee for the 2009-2011 and 2010-2012 performance periods will, as of the Distribution Date, be converted from an award payable in cash to an award of restricted shares of QEP stock to be granted under QEP’s long-term stock incentive plan. The LTCIP provides terms that are substantially comparable, in the aggregate, to those under the Questar LTCIP.

The peer group for the Questar LTCIP that was used to determine the payout for 2009 included a mix of E&P, pipeline, utility and integrated natural gas companies as set forth below:

Cabot Oil and Gas Company	Noble Energy, Inc.
Chesapeake Energy Corporation	Northwest Natural Gas Company
El Paso Corporation	ONEOK, Inc.
Energen Corporation	Pioneer Natural Resources Company
EOG Resources, Inc.	Plains Exploration & Production Company
Equitable Resources, Inc.	St. Mary Land & Exploration Company
Forest Oil Corporation	Southwestern Energy Company
National Fuel Gas Company	Ultra Petroleum Corporation
Newfield Exploration Company	The Williams Companies, Inc.

Questar made payments under the Questar LTCIP to the named executive officers for the 2007-2009 period in February 2010, and the amounts are reflected in the Summary Compensation Table (along with amounts paid under the Questar AMIP II) in column (g). Questar’s average annual TSR for that period was 2%, which ranked 11th out of the 19 peer companies.

This description of the LTCIP is qualified in its entirety by the terms of the plan, a copy of which is attached as Exhibit 10.8 and is incorporated herein by reference.

The LTSIP. The LTSIP is intended to (1) help attract and retain key executives and (2) ensure that executive officers have a significant incentive to manage QEP to maximize long-term shareholder returns. The value of the grant to each executive will be tied to the Compensation Committee’s estimate of the market for that position, adjusted to take into account performance, retention, the executive’s pay relative to other QEP executives and other factors deemed by the Compensation Committee to be appropriate.

The Compensation Committee will utilize both restricted stock and stock options as equity incentive tools. The Compensation Committee will recommend and the Board will approve such restricted stock and option grants.

The vesting schedule of the restricted stock grants generally extends over a three-year period, starting the year after the date of grant with one third of the shares vesting in each of the remaining years, subject to the optionee’s continued employment with QEP. These shares do not automatically vest upon retirement.

QEP plans to make annual equity grants in February.

QEP’s policies do not permit the backdating of stock options or the alteration of the exercise price after the grant date. As set forth in the LTSIP, the Board sets the option price at the time the option is granted, and that price cannot be less than the closing price of QEP’s common stock on the date of grant.

The Compensation Committee has established a stock-ownership guideline for each named executive officer that is a multiple of his base salary. Under the guidelines, all named executive officers are required to own shares having a value of at least two times their annual base salary, except in Mr. Stanley’s case, six times his base salary, and in Mr. Doleshek’s case, three times his base salary. These guidelines are intended to align the named executive officers’ interests with those of shareholders, while allowing them some opportunity to diversify their holdings. Phantom stock units attributable to an executive’s holdings in the QEP Deferred Compensation Wrap Plan are counted toward the total.

Restricted Stock Grants under the LTSIP. On June 12, 2010, the Board approved the following grants of restricted stock under the LTSIP to key contributors to the QEP spin-off, including grants to four of the named executive officers listed below. The vesting schedule of the restricted stock grants extends over a three-year period, starting two years after the date of grant with one third of the shares vesting in each of the remaining years, subject to the executive’s continued employment with QEP.

QEP Officers	Job Title	Restricted Stock Value*
Charles B. Stanley	President and Chief Executive Officer	$900,000
Richard J. Doleshek	Executive Vice President, Chief Financial Officer and Treasurer	$600,000
Jay B. Neese	Executive Vice President	$500,000
Eric L. Dady	Vice President and General Counsel	$200,000
Perry H. Richards	Senior Vice President, QEP Field Services	$150,000

*	The number of restricted shares of QEP common stock to be granted to each executive will be determined by dividing the Restricted Stock Value (as indicated above) by the fair market value of a share of QEP common stock on the date of grant, expected to be on or about July 1, 2010.

Material Terms of LTSIP. The LTSIP provides terms that are substantially comparable, in the aggregate, to those under Questar’s long-term stock incentive plan. The material terms of the LTSIP are summarized below.

General. The LTSIP generally authorizes the Compensation Committee to provide equity-based compensation in the form of stock options (both incentive stock options (ISOs) and non-qualified stock options), stock appreciation rights (SARs), performance shares, restricted stock, restricted stock units, stock unit awards, and Conversion Awards (as defined below) to eligible members of the Board and employees and consultants of QEP and its affiliates, subject to the terms and conditions set forth therein.

Administration. The Compensation Committee administers the LTSIP unless otherwise determined by the full Board. Members of the Compensation Committee are “Non-Employee Directors” (as that term is defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and “outside directors” as that term is defined for purposes of Section 162(m) of the Code. The Compensation Committee has broad authority to administer and interpret the LTSIP, including the authority to determine who is eligible to receive a grant under the LTSIP and to determine the specific provisions of each grant, including the number of shares of QEP common stock covered by each grant. The Compensation Committee also has the authority to make or change any rules for the administration of the LTSIP, and in certain circumstances to accelerate the vesting of outstanding awards.

Eligibility. Persons eligible to participate in the LTSIP include employees and consultants of QEP and its affiliates and non-employee members of the Board. Any person who (i) holds stock options or restricted stock awards to purchase shares of Questar common stock that are outstanding immediately prior to the Distribution Date will receive, in connection with the adjustment by Questar of such awards as a result of the Distribution, grants of stock options or restricted stock awards under the LTSIP, or (ii) holds certain cash awards under the Questar LTCIP immediately prior to the Distribution Date will receive a grant of restricted stock awards under the LTSIP, in each case pursuant to the Employee Matters Agreement (collectively, the Conversion Awards).

Limitation on Awards and Shares Available. The aggregate number of shares of QEP common stock which may be issued pursuant to awards granted under the LTSIP is 15,000,000, plus the number of shares of QEP common stock that are covered by the Conversion Awards. The shares of QEP common stock covered by the LTSIP may be authorized but unissued shares or shares reacquired by QEP, including shares purchased in the open market.

If an award (including any Conversion Award) is forfeited or cancelled or otherwise expires for any reason without having been exercised or settled, or is settled through issuance of consideration other than shares, the shares subject to those awards will be added back to the LTSIP and will again be available for issuance under the LTSIP. However, shares that are: (i) subject to a stock option or a stock-settled SAR and were not issued upon the net settlement or net exercise of such stock option or SAR, (ii) delivered to or withheld by QEP to pay the exercise price of a stock option or the withholding taxes related to any award, or (iii) repurchased on the open market with the proceeds of a stock option exercise, will count against the shares available for issuance under the LTSIP and not be available for new awards under the LTSIP.

Other than with respect to Conversion Awards, the maximum number of shares that can be the subject of stock options and SARs granted to any single participant in a given year is 1,000,000. All shares reserved for issuance under the LTSIP may be issued as ISOs. Except with respect to Conversion Awards, the maximum award of that may be paid to any “covered employee,” within the meaning of Section 162(m) of the Code, for any performance period is $10,000,000, if paid in cash, or 500,000 shares of QEP common stock, if paid in QEP common stock.

Awards. The LTSIP provides for the grant of stock options (both ISOs and non-qualified stock options), SARs, performance shares, restricted stock, restricted stock units, stock unit awards, and Conversion Awards.

Stock Options. Stock options, in the form of ISOs and nonqualified stock options, may be granted pursuant to the LTSIP. The option exercise price of all stock options granted pursuant to the LTSIP will not be less than 100% of the fair market value of QEP common stock on the date of grant. Stock options may be subject to such vesting and exercisability conditions as determined by the Compensation Committee. In no event may a stock option have a term extending beyond the tenth anniversary of the date of grant. ISOs granted to any person who owns, as of the date of grant, stock possessing more than ten percent of the total combined voting power of all classes of QEP stock, however, will have an exercise price that is not less than 100% of the fair market value of QEP common stock on the date of grant and may not have a term extending beyond the fifth anniversary of the date of grant. The aggregate fair market value of the shares with respect to which options intended to be ISOs are exercisable for the first time by an employee in any calendar year may not exceed $100,000, or such other amount as the Code provides, without being treated as nonqualified stock options. At the time of grant, the Compensation Committee will determine whether a participant may exercise a stock option after the participant’s termination of service with QEP which will be reflected in the terms of the applicable option award agreement. Upon a participant’s exercise of a stock option, payment of the total option price may be made in the form of cash or its equivalent; any other method permitted by the Compensation Committee as reflected in the option award agreement, including, but not limited to, the delivery to QEP of a number of shares of common stock already owned by the participant for such time as determined by the Compensation Committee that have a fair market value equal to the total option price; and, if permitted by the Compensation Committee, a combination of methods.

SARs. A SAR entitles its holder, upon exercise of all or a portion of the SAR, to receive from QEP an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the SAR from the fair market value on the date of exercise of the SAR by the number of shares with respect to which the SAR has been exercised, subject to any limitations imposed by the Compensation Committee. SARs may be granted independently from or in tandem with a stock option. The exercise price per share subject to a SAR will be set by the Compensation Committee, but may not be less than 100% of the fair market value on the date the SAR is granted. The Compensation Committee determines the period during which the right to exercise the SAR vests in the holder. At the time of grant, the Compensation Committee will determine whether a participant may exercise a SAR and its tandem option after the participant’s termination of service with QEP which will be reflected n the terms of the applicable award agreement. Payment of the SAR may be in cash, shares, or a combination of both, as determined by the Compensation Committee.

Performance Shares. Awards of performance shares are denominated in a number of shares of QEP common stock and may be linked to any one or more performance criteria determined appropriate by the Compensation Committee, in each case on a specified date or dates or over any period or periods determined by the Compensation Committee. The Compensation Committee will determine whether performance shares are intended to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Following is a brief discussion of these qualification requirements under Section 162(m) of the Code.

The Compensation Committee may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Code, that are intended to be performance-based compensation within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax purposes. Participants are only entitled to receive payment for a Section 162(m) performance-based award for any given performance period to the extent that pre-established performance goals set by the Compensation Committee for the period are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria: total shareholder return; return on assets, return on equity, or return on capital employed; measures of profitability such as earnings per share, corporate or business unit net income, net income before extraordinary or one-time items or earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization, earnings before interest, depreciation, amortization, taxes and exploration expense; cash flow from operations; gross or net revenues or gross or net margins; levels of operating expense or other expense items reported on the income statement; measures of customer satisfaction and customer service; safety; annual or multi-year average reserve growth, production growth or production replacement either absolute or on an appropriate per unit basis (e.g., reserve or production growth per diluted share); efficiency or productivity measures such as annual or multi-year average finding costs, absolute or per unit operating and maintenance costs, lease operating expenses, inside-lease operating expenses, operating and maintenance expense per decatherm or customer or fuel gas reimbursement percentage; satisfactory completion of a major project or organizational initiative with specific criteria set in advance by the Committee defining “satisfactory;” debt ratios or other measures of credit quality or liquidity; production and production growth; and strategic asset sales or acquisitions in compliance with specific criteria set in advance by the Compensation Committee.

At the time such performance goals are established, the Compensation Committee may determine that the performance goals will be adjusted to account for any unusual items or specified events or occurrences during the performance period. In addition, unless otherwise provided by the Compensation Committee at the time the time the performance goals are established, the performance goals will be adjusted to exclude the effect of any of the following events that occur during the performance period: asset write-downs; litigation, claims, judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; material changes to invested capital from pension and post-retirement benefits-related items and similar non-operational items; and any extraordinary, unusual, non-recurring or non-comparable items as described in Accounting Principles Board Opinion No. 30, as described in management’s discussion and analysis of financial condition and results of operations appearing in QEP’s annual report to stockholders for the applicable year, or as publicly announced by QEP in a press release or conference call relating to QEP’s results of operations or financial condition for a completed quarterly or annual fiscal period.

For all awards intended to qualify as performance-based compensation, such determinations will be made by the Compensation Committee within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

Restricted Stock. A restricted stock award is the grant of shares of QEP common stock at a price determined by the Compensation Committee, which shares are nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing service to QEP or achieving performance goals. During the period of restriction, all shares of restricted stock will be subject to restrictions and vesting requirements, as provided by the Compensation Committee. The restrictions will lapse in accordance with a schedule or other conditions determined by the Compensation Committee. Restricted stock may not be sold or encumbered until all restrictions are terminated or expire.

Restricted Stock Units. A restricted stock unit award provides for the issuance of QEP common stock at a future date upon the satisfaction of specific conditions set forth in the applicable award agreement. The Compensation Committee will specify the dates on which the restricted stock units will become fully vested and non-forfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on achieving performance goals or other specific criteria, including service to QEP. The Compensation Committee will specify, or permit the restricted stock unit holder to elect, the conditions and dates upon which the shares underlying the restricted stock units will be issued, which dates may not be earlier than the date as of which the restricted stock units vest and which conditions and dates will be subject to compliance with Section 409A of the Code. On the distribution dates, QEP will transfer to the participant one unrestricted, fully transferable share of its common stock for each restricted stock unit scheduled to be paid out on such date and not previously forfeited. The Compensation Committee will specify the purchase price, if any, to be paid by the participant to QEP for such shares of its common stock. Restricted stock units may constitute or provide for a deferral of compensation subject to Section 409A of the Code, and there may be certain tax consequences if the requirements of Section 409A of the Code are not met.

Stock Unit Awards. A stock unit award is equal in value to an equivalent number of shares of restricted stock and is credited with “dividends” that are accounted for as if they were reinvested in QEP common stock. The Compensation Committee expects to grant stock unit awards as “phantom shares” to non-employee directors who have made an advance election to defer the restricted stock grant they would have otherwise received for service to QEP and which are subject to the same vesting schedule that would otherwise apply to the restricted stock grant. Stock unit awards are paid in the form of cash. The Compensation Committee will specify, or permit the stock unit holder to elect, the conditions and dates upon which payment will be made, which dates may not be earlier than the date as of which the stock unit awards vest and which conditions and dates will be subject to compliance with Section 409A of the Code. Stock unit awards may constitute or provide for a deferral of compensation subject to Section 409A of the Code, and there may be certain tax consequences if the requirements of Section 409A of the Code are not met.

Conversion Awards. Awards (Conversion Awards) may be issued under the LTSIP in connection with (i) the equitable adjustment by Questar of certain stock options, stock appreciation rights, performance shares, phantom restricted stock awards and other equity-based awards previously granted by Questar, and (ii) the conversion of certain outstanding cash awards under the Questar LTCIP into restricted stock issued to QEP employees under the LTSIP, in each case, as a result of the Distribution. Subject to the terms of the Employee Matters Agreement, the terms and conditions of each Conversion Award, including the number of shares subject thereto, will be determined by the Questar Committee. The vesting of the Conversion Awards will not accelerate by reason of the Distribution, and the LTSIP and Questar’s long-term stock incentive plan will provide that service with the other will count as service with it for the purpose of determining vesting and termination dates under the respective equity plan. Any Conversion Award (other than a Conversion Award consisting of restricted stock issued in exchange for a cash award under the Questar LTCIP) held by a Questar employee will become fully vested if Questar undergoes a “change in control” (as defined in Questar’s long-term stock incentive plan) and the Questar employee incurs a termination of employment from Questar by either Questar without “cause” or by the Questar employee for “good reason” (each as defined in the LTSIP) within two years following such change in control.

Vesting and Exercise of an Award. The applicable award agreement governing an award generally will contain the period during which the right to exercise the award in whole or in part vests, including the events or conditions upon which the vesting of an award will occur or may accelerate. No portion of an award which is not vested at the holder’s termination of service with QEP will subsequently become vested, except as may be otherwise provided by the Compensation Committee in the agreement relating to the award or by action following the grant of the award.

Transferability. In general, participants cannot transfer stock options or other awards except by will or the laws of descent and distribution and, during the participant’s lifetime, only the participant may exercise his or her stock option or other award under the LTSIP. Participants may, however, transfer vested non-qualified stock options to one or more family members or family trusts pursuant to rules established by the Compensation Committee.

Adjustments. In the event of a stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase QEP common stock at a price substantially below fair market value or other similar corporate event affects the QEP common stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the LTSIP, then the Compensation Committee shall take action. The Compensation Committee shall adjust any or all of the number and kind of shares that thereafter may be awarded or optioned and sold or made the subject of SARs under the LTSIP, the number and kind of shares subject to outstanding options and other awards, and the grant, exercise or conversion price with respect to any of the foregoing and/or, if deemed appropriate, make provision for a cash payment to any participant who has an outstanding option or other award.

Change in Control. If QEP experiences a “change in control” (as defined in the LTSIP) then all outstanding awards shall vest immediately.

Amendment and Termination. The Board has the right to amend, suspend, or terminate the LTSIP or any portion thereof at any time, subject to shareholder approval (when necessary to comply with any tax or legal requirement). The Compensation Committee may also amend, modify, or terminate outstanding awards. The LTSIP will terminate on the date immediately preceding the tenth anniversary of the date the LTSIP is adopted by the Board, unless the term is extended with approval of QEP’s stockholders.

Additionally, QEP’s Insider Trading Policy prohibits executive officers from short sales, selling options or derivatives covering QEP’s securities, and other similar transactions.

This description of the LTSIP is qualified in its entirety by the terms of the plan, a copy of which is attached as Exhibit 10.9 and is incorporated herein by reference.

2009 Questar Equity Awards. The Questar Committee did not consider or approve any equity grants for named executive officers in 2009 other than the annual grants made in February, with the exception of Mr. Doleshek, who was granted equity awards upon hiring, as shown in the Grants of Plan-Based Awards table.

Executive Severance Compensation Plan. The named executive officers participate in the Executive Severance Compensation Plan, which provides for benefits upon qualifying terminations of employment occurring on or within three years following a change in control of QEP. QEP and the Compensation Committee believe that this plan helps ensure that QEP attracts and retains the executive talent needed to achieve corporate objectives, particularly assuring that executives direct their attention to their duties, acting in the best interests of the shareholders, notwithstanding the possibility of a change in control.

Under the Executive Severance Compensation Plan, participants receive certain severance benefits upon termination following a change in control if such termination is initiated by the employer for any reason other than for cause, death or disability, or by the participant for good reason. The severance benefits include a cash severance payment equal to two (2) times the sum of (i) annual base salary; (ii) the higher of the average of the annual bonuses the participant actually received or the target established for the participant for the three fiscal years prior to the change in control; plus (iii) the target bonus under the LTCIP for the single performance period beginning the year of termination. The benefits also include prorated payments under the annual cash incentive plan(s) and LTCIP. Each participant would also receive a payment representing the difference between the net present value of the benefits under the QEP Retirement Plan and the QEP Supplemental Executive Retirement Plan calculated at the time of their termination (retirement benefit), and the retirement benefit with two additional years of credited service. Additionally, these named executives would be entitled to medical and dental insurance coverage, basic and supplemental life insurance, accidental death or dismemberment and disability coverage under current employee terms for six months after the date of termination. The Executive Severance Compensation Plan includes a gross-up tax provision to make the participant whole for the impact of excise taxes under Section 280(G) of the Code. All severance payments are subject to Section 409A of the Code.

The Executive Severance Compensation Plan provides terms that are substantially comparable, in the aggregate, to those under Questar’s executive severance compensation plan. Questar’s executive severance compensation plan is described, and estimates of payments to the named executives as of December 31, 2009, are set forth in the section entitled “Potential Payments upon Termination.”

This description of the Executive Severance Compensation Plan is qualified in its entirety by the terms of the plan, a copy of which is attached as Exhibit 10.10 and is incorporated herein by reference.

Other Employee Benefits

Qualified Retirement Plans. QEP maintains both a 401(k) plan (the “Employee Investment Plan” or “EIP”) and a defined-benefit pension plan (the “Retirement Plan”).

EIP. The EIP allows employees to defer and contribute a portion of their compensation up to the IRS-imposed maximum annual deferral amount. QEP provides matching contributions up to 6% of a participant’s eligible compensation that is contributed. The employee deferrals and matching contributions are invested in mutual funds or other alternatives, including QEP stock, as directed by the participant. Account balances held in trust attributable to all active QEP employees under Questar’s 401(k) plan will be apportioned to the trust under the EIP. Questar’s 401(k) plan will retain the account balances attributable to former QEP employees as of the Distribution Date.

Retirement Plan. QEP established the Retirement Plan to provide retirement benefits for the employees of QEP and its subsidiaries who had an accrued benefit under the Questar Corporation Retirement Plan (the “Questar Retirement Plan”) immediately prior to the Distribution Date. Individuals who become employees of QEP after the Distribution Date will not participate in the Retirement Plan. Benefits for those QEP employees who can earn additional benefits under the Retirement Plan will be calculated based on their service and earnings with both Questar and QEP.

The Retirement Plan is 100% funded by QEP contributions. Funding is based on regulatory requirements using actuarial calculations. The Retirement Plan provides for a basic annual benefit that is calculated by multiplying the employee’s final average earnings by 1.3% and then multiplying such sum by the employee’s years of service (to a maximum of 25). The final average earnings number is defined as the average annual earnings (including annual incentive payments, but not long-term incentive payments) for the three consecutive years with the highest earnings within the last ten years of employment. This basic benefit is increased for each year of service in excess of 25 (multiplying final average earnings by .5%). Participants may also receive a permanent supplemental benefit that is calculated by multiplying the difference between the participant’s final average earnings and the “covered compensation” by a factor that varies by age. (The term “covered compensation” refers to the 35-year-average Social Security wage base tied to the year of a participant’s birth). Employees who are at least age 55 with 10 years of service are eligible for and may commence early retirement with a reduction to their benefit by .2083% per month prior to age 62. Employees eligible for and taking early retirement prior to age 62 also receive a temporary supplement until age 62 that is tied to years of service. A participant vests in his or her benefit – that is, the benefit that is accrued will not be forfeited back to the

Retirement Plan — when his or her employment includes five years of vesting service. An individual is credited with one year of vesting service for each 12-month period in which he or she worked at least 1,000 hours. Participants with a vested benefit who terminate employment before age 55 with ten years of credited service (2,080 hours equals a year of service) are considered “terminated vested” participants. Such participants may commence their benefit under the Retirement Plan as early as age 55, but such benefit is reduced by .5% per month prior to age 65. Notwithstanding the lump sum nature of the disclosure in the table below, if the present value of the accrued benefit exceeds $5,000, benefits must be taken as a monthly annuity for the life of the participant and a survivor annuity for the participant’s spouse or beneficiary, if applicable. Optional annuity forms of benefit payment are available.

The assets and liabilities held in trust attributable to active QEP employees who are participants in the Questar Retirement Plan as of the Distribution Date will be apportioned to the Retirement Plan and its trust. QEP employees who had an accrued benefit under the Questar Retirement Plan but who were not currently accruing additional benefits under the Questar Retirement Plan as of the Distribution Date will not earn additional benefits under the Retirement Plan. Certain active QEP employees will cease to accrue benefits (but may receive certain early retirement benefits) under the Retirement Plan as of the Distribution Date and will be eligible to participate in the QEP Supplemental Executive Retirement Plan which takes into account the retirement benefits that such employees would have received under the Retirement Plan. The Questar Retirement Plan will retain all liabilities with respect to former QEP employees who are participants therein as of the Distribution Date.

Other Benefits. QEP’s executive officers also receive or have the opportunity to participate in other benefit plans offered by QEP to most of its employees. These benefits include medical and dental coverage; a cafeteria plan (which includes flexible health-care spending account and dependent-care spending account features); basic life insurance paid by the employer (providing one-times base salary); employee-paid supplemental life insurance (up to four-times base salary, but not to exceed $750,000); business-travel accident insurance; catastrophic accident insurance; participation in a long-term disability plan; and the employee-assistance program. The executive officers also receive paid time off, paid holidays, and are eligible to participate in QEP’s short-term disability program, which provides benefits (such as continued salary payments) for leave up to 16 weeks due to the employee’s serious health condition.

Non-Qualified Deferred Compensation Plans

QEP provides its executive officers with the opportunity to defer the receipt of compensation pursuant to the Deferred Compensation Wrap Plan and the Supplemental Executive Retirement Plan, the material terms of which are summarized below.

Deferred Compensation Wrap Plan. QEP allows the named executive officers, along with certain other key employees, to defer the receipt of compensation under the Deferred Compensation Wrap Plan (Wrap Plan). QEP and the Compensation Committee believe that a Deferred Compensation Program is necessary for hiring and retention purposes. The Wrap Plan includes both a Deferred Compensation Program and a 401(k) Supplemental Program. The Deferred Compensation Program of the Wrap Plan allows officers and certain key employees to defer a portion of their base salaries and actual cash bonuses until termination, death or disability. Most of the deferred amounts may be treated either as if invested in QEP stock or as if invested in ten-year U.S. Treasury notes. A specified percentage of amounts deferred receive a matching contribution, which is treated as if invested in QEP stock. The 401(k) Supplemental Program of the Wrap Plan allows officers and certain key employees whose compensation has reached the IRS-imposed limit ($245,000 in 2009) to continue to defer 6% of their salaries in excess of this limit and to receive a QEP match on this deferred amount as if that amount had been invested in the 401(k) Plan, but for the compensation limit. The amounts deferred in this program and QEP match are treated as if invested in QEP stock.

The Wrap Plan provides terms that are substantially comparable, in the aggregate, to those under Questar’s deferred compensation wrap plan. The Wrap Plan will assume the liability with respect to active QEP employees who are participants in Questar’s Deferred Compensation Wrap Plan as of the Distribution Date. These participants will have any amounts deemed invested in phantom shares of Questar stock converted into phantom shares of QEP stock and (for a limited period through December 31, 2011) Questar stock in the same manner in which actual Questar stockholders receive the QEP stock dividend as part of the Distribution. Questar’s Deferred Compensation Wrap Plan will retain all liabilities with respect to former QEP employees who are participants therein as of the Distribution Date.

Supplemental Executive Retirement Plan. The named executive officers also participate in the Supplemental Executive Retirement Plan (SERP) which generally provides a select group of management or highly compensated employees of QEP with supplemental retirement benefits to compensate them for the limitations imposed by federal tax laws on benefits payable from the tax-qualified defined benefit pension plan.

Participation in the SERP is limited to eligible individuals who have (i) an accrued benefit under the QEP Retirement Plan, (ii) receive or are expected to receive compensation in excess of the IRS-imposed limit ($245,000 in 2009), and (iii) will have deferred compensation under the Wrap Plan, subject to written notification from the Compensation Committee. For any individuals who become participants in the SERP after the Distribution Date, the SERP generally provides benefits equal to the difference between the benefits payable under the QEP Retirement Plan and the benefits that would be payable under such plan if the limits on the annual compensation were not applicable and if the participant had not voluntarily chosen to defer any compensation under the terms of the Wrap Plan.

The SERP also provides active QEP employees who participate in the Questar Supplemental Executive Retirement Plan (Questar SERP) prior to the Distribution Date (Transferred SERP Participants) with an enhanced supplemental retirement benefit that is based on the retirement benefit that they would have received under the QEP Retirement Plan had they continued to accrue benefits thereunder following the Distribution Date (noting that the benefit under the QEP Retirement Plan is frozen for the Transferred SERP Participants). Transferred SERP Participants will automatically transfer and become participants in the SERP on the Distribution Date. QEP will assume the liability under the Questar SERP for these Transferred SERP Participants. A Transferred SERP Participant’s benefit under the SERP will be calculated as: the total retirement benefit based on the benefit formula under the QEP Retirement Plan as if the participant had continued to accrue benefits thereunder on and after the Distribution Date in accordance with its terms (including compensation in excess of the IRS limits and any deferred compensation), less the accrued benefit payable to the participant under the QEP Retirement Plan. Any portion of a Transferred SERP Participant’s accrued benefit that is considered an amount deferred prior to January 1, 2005 under the Questar SERP is intended to remain grandfathered under Section 409A of the Code and will generally be subject to the same terms and conditions that applied under the Questar SERP.

The SERP is described in more detail under the “Retirement Plans” section of the Compensation Tables.

This description of the Wrap Plan and the SERP is qualified in its entirety by the terms of the respective plans, copies of which are attached as Exhibits 10.11 and 10.12 and each of which is incorporated herein by reference.

Perquisites. QEP limits the perquisites granted to officers and does not allow officers the personal use of QEP’s cars or QEP’s airplane, nor does it reimburse for country-club memberships, supplemental welfare benefit plans, or executive dining-room service.

Tax Considerations. When Section 162(m) of the Code applies to QEP, it will preclude QEP from deducting for tax purposes compensation paid in excess of $1 million per year to any named executive officer listed in the Summary Compensation Table, except the chief financial officer, except with respect to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. When structuring such compensation payable to QEP’s named executives, the Compensation Committee will consider the provisions of this federal tax rule. The Compensation Committee may award compensation that is not deductible if, in the Compensation Committee’s judgment, doing so is necessary to achieve an appropriate compensation structure.

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. The Compensation Committee endeavors to structure executive officers’ compensation in a manner that is either compliant with, or exempt from the application of, Section 409A of the Code.

Compensation Tables

SUMMARY COMPENSATION TABLE

The following table includes information about compensation for the chief executive officer, chief financial officer and the three other highest-paid executive officers of QEP.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)[1] (e)	Option Awards ($)[1] (f)	Non-Equity Incentive Plan Compensa- tion ($)[2] (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[3] (h)	All Other Compensa- tion ($)[4] (i)	Total ($) (j)
Charles B. Stanley President & Chief Executive Officer	2009	700,000	0	566,080	902,880	1,285,699		417,623	23,987	3,896,269
	2008	700,000	0	1,937,880	0	1,307,500		350,935	27,462	4,323,777
	2007	620,000	0	657,200	649,200	1,548,972		148,929	13,700	3,638,001

Richard J. Doleshek Executive Vice President & Chief Financial Officer	2009	293,365	0	2,031,600	868,000	622,688	[5]	44,457	349,726	4,209,836

Jay B. Neese Executive Vice President	2009	330,000	0	0	668,800	496,739	[3]	361,794	28,544	1,885,877
	2008	330,000	0	538,300	0	412,323		319,255	26,608	1,626,486
	2007	295,000	0	413,610	0	333,547		128,748	19,287	1,190,192

Perry H. Richards Senior Vice President, QEP Field Services	2009	232,500	0	176,900	209,000	239,011		176,193	19,371	1,052,975
	2008	232,500	0	322,980	0	209,095		209,399	14,000	987,974
	2007	217,500	0	205,375	0	183,411		96,168	17,883	720,337

Eric L. Dady Vice President & General Counsel	2009	225,756	0	28,304	83,600	125,865		167,265	19,241	650,031
	2008	215,004	0	53,830	0	139,597		149,756	22,269	580,456
	2007	200,004	0	125,684	0	120,640		90,286	17,546	554,160

[1]

The amounts in columns (e) and (f) represent the full grant date fair value of restricted stock and stock option awards, respectively, granted during the applicable fiscal year calculated in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. For additional information on the valuation assumptions, see Item 8 of Part II of Questar’s 2009 Form 10-K and the Notes to Consolidated Financial Statements at Note 13 “Share-Based Compensation.”

[2]	Column (g) includes the amounts paid under the Questar AMIP II, the Questar LTCIP, and the MREIP. The amounts paid for 2009 under each plan are set forth below.

Name	Questar AMIP II Payments	Questar LTCIP Payments	MREIP
Charles B. Stanley	$868,000	$251,099	$166,600
Richard J. Doleshek	$622,688	$0	$0
Jay B. Neese	$250,800	$167,399	$78,540
Perry H. Richards	$120,901	$62,775	$55,335
Eric L. Dady	$72,242	$0	$53,623

[3]

The amounts in Column (h) represent the actuarial increase in the present value of the named executive officer’s benefits under the Questar Retirement Plan and the Questar SERP. These estimates are determined using interest-rate and mortality-rate assumptions consistent with those used in preparing the consolidated financial statements included in Item 8 of Part II of Questar’s 2009 Form 10-K.

[4]	List of items included in Column (i) of Summary Compensation Table:

Name	401(k) Employer Match ($)	401(k) Employer Non- Matching Contribution ($)	Paid Time- Off Sold ($)	Relocation Payment ($)	Total
Charles B. Stanley	14,700	200	9,087	0	23,987
Richard J. Doleshek	8,146	0	0	341,580	349,726
Jay B. Neese	14,700	200	13,644	0	28,544
Perry H. Richards	14,700	200	4,471	0	19,371
Eric L. Dady	14,700	200	4,341	0	19,241

[5]

Mr. Doleshek joined Questar in May 2009 and was not eligible to participate in the Questar AMIP II for 2009 or the Questar LTCIP for the 2009 – 2011 performance period. While technically not an award under the Questar AMIP II, this amount was calculated by utilizing the metrics under the Questar AMIP II.

GRANTS OF PLAN-BASED AWARDS FOR 2009

This table shows the plan-based awards granted to the named executives during 2009. For non-equity incentive plans, it sets forth the ranges of possible awards. For all other stock awards and all other option awards, the table shows the number of shares or option shares granted and the grant-date fair values of those awards.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Under- lying	Exercise or Base Price of Option	Grant Date Fair Value of Stock & Option
Name (a)	Grant Date (b)	Threshold[1] ($) (c)		Target ($) (d)	Maximum ($) (e)	or Units (#) (i)	Options (#) (j)	Awards ($/share) (k)	Awards ($) (l)
Charles B. Stanley	Feb. 10, 2009	150,000 40,688 7,000	[2] [3] [4]	600,000 542,500 87,500	1,800,000 1,085,000 175,000	0 0 16,000	108,000 0 0	35.380 0.000 35.380	902,880 0 566,080

Richard J. Doleshek[5]	May 7, 2009	0 400,000 0	[2]	0 405,000 0	0 810,000 0	60,000 0 0	0 0 100,000	33.860 0.000 33.860	2,031,600 0 868,000

Jay B. Neese	Feb. 10, 2009	62,500 11,756 3,300	[2] [3] [4]	250,000 156,750 41,250	750,000 313,500 82,500	0 0 0	80,000 0 0	35.380 0.000 0.000	668,800 0 0

Perry H. Richards	Feb. 10, 2009	5,667 2,325	[3] [4]	75,563 29,063	151,126 58,126	0 5,000	25,000 0	35.38 35.38	209,000 176,900

Eric L. Dady	Feb. 10, 2009	3,386 2,258	[3] [4]	45,151 28,220	90,302 56,440	0 800	10,000 0	35.38 35.38	83,600 28,304

[1]	It is possible for the award to be zero under both the Questar LTCIP and the Questar AMIP/AMIP II if performance falls below the threshold levels.
[2]

This row in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column represents the range for the three-year performance period of 2009–2011 under the Questar LTCIP. The amounts will be multiplied by the stock-price multiplier based on actual performance as described under the “Long-Term Cash Incentive Plan” section above. In 2009, the amounts paid under the Questar LTCIP for this performance period were subject to a cap of $8 million.

[3]

This row in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column represents the Questar AMIP II opportunities for the 2009 performance year. In 2009, the amounts paid under the Questar AMIP II were subject to a cap of $4 million.

[4]	This row in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column represents the MRIEP opportunities for the 2009 performance year.
[5]	Mr. Doleshek joined Questar in May 2009, and was not eligible to participate in the Questar AMIP II for 2009 or the Questar LTCIP for the 2009 – 2011 performance period.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009

This table shows outstanding equity awards for the named executive officers. All values shown are as of December 31, 2009.

Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)		Number of Securities Underlying Unexercised Options Unexercisable (#) (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock that have not Vested (#) (g)		Market Value of Shares or Units of Stock that have not Vested ($) (h)
Charles B. Stanley	172,000 112,000 150,000 0 20,000 0	[1] [1] [1] [3]	0 0 0 200,000 40,000 108,000	[2] [3] [4]	11.975 11.475 13.555 38.570 41.075 35.380	01/31/12 02/11/12 02/11/13 10/24/12 02/13/15 03/05/16	62,666	[6]	2,605,026

Richard J. Doleshek	0		100,000	[5]	33.860	05/07/16	60,000	[7]	2,494,200

Jay B. Neese	17,910 0	[1]	0 80,000	[4]	13.555 35.380	02/11/13 03/05/16	14,250	[8]	592,373

Perry H. Richards	3,000	[1]	25,000	[4]	13.555 35.38	2/11/13 3/5/16	15,332	[8]	637,351

Eric L. Dady			10,000	[4]	35.38	3/5/16	3,732	[9]	155,139

[1]	The grant dates of these options were ten years prior to the expiration dates.
[2]	The grant dates of these options were seven years prior to the expiration dates. They vested on February 1, 2010.
[3]	The grant dates of these options were eight years prior to the expiration dates and vest in three equal installments starting two years after grant date.
[4]	The grant dates of these options were seven years prior to the expiration dates and vest in three equal installments starting one year after grant date.
[5]	The grant dates of these options were seven years prior to the expiration dates and vest three years after grant date.
[6]

These restricted shares vest in three equal installments starting two years after the grant date except for restricted shares granted in 2009, which vest in three equal installments starting approximately one year after the grant date.

[7]	These restricted shares vest in three equal installments starting one year after the grant date.
[8]

These restricted shares vest generally as follows: 1) shares granted in February, 2007, vest in three equal installments starting one year after the grant date; 2) shares granted in the second half of 2007 vest in four equal installments starting two years after the grant date; and 3) shares granted in 2008 vest in three equal installments starting two years after the grant date.

OPTION EXERCISES AND STOCK VESTED IN 2009

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) [1,2] (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) [3] (e)
Charles B. Stanley	0	0	31,334	1,050,257

Richard J. Doleshek	0	0	0	0

Jay B. Neese	0	0	14,750	494,800

Perry H. Richards	0	0	5,332	180,919

Eric L. Dady	0	0	2,000	69,919

[1]	This column shows the value realized on exercise, but does not necessarily indicate a sale of the shares upon exercise.
[2]	The value realized equals the difference between the option exercise price and the fair-market value on the date of exercise multiplied by the number of shares for which the option was exercised.
[3]	The value realized equals the market value on the vesting date multiplied by the number of shares vested.

RETIREMENT PLANS

The Questar 401(k) Plan allows employees to defer and contribute a portion of their compensation up to the IRS-imposed maximum annual deferral amount. Questar provides matching contributions on 100% of an employee’s contributions up to 6% of eligible compensation. The employee deferrals and matching contributions are invested in mutual funds or other alternatives, including Questar stock, as directed by the participant.

The Questar Retirement Plan is 100% funded by employer contributions. Funding is based on regulatory requirements using actuarial calculations. The Questar Retirement Plan provides for a basic annual benefit that is calculated by multiplying the employee’s final average earnings by 1.3% and then multiplying such sum by the employee’s years of service (to a maximum of 25). The final average earnings number is defined as the average annual earnings (including annual incentive payments, but not long-term incentive payments) for the three consecutive years with the highest earnings within the last ten years of employment. This basic benefit is increased for each year of service in excess of 25 (multiplying final average earnings by .5%). Participants may also receive a permanent supplemental benefit that is calculated by multiplying the difference between the participant’s final average earnings and the “covered compensation” by a factor that varies by age. (The term “covered compensation” refers to the 35-year-average Social Security wage base tied to the year of a participant’s birth). Employees who are at least age 55 with 10 years of service are eligible for and may commence early retirement with a reduction to their benefit by .2083% per month prior to age 62. Employees eligible for and taking early retirement prior to age 62 also receive a temporary supplement until age 62 that is tied to years of service. A participant vests in his or her benefit — that is, the benefit that is accrued will not be forfeited back to the Questar Retirement Plan — when his or her employment includes five years of vesting service. An individual is credited with one year of vesting service for each 12-month period in which he or she worked at least 1,000 hours. Participants with a vested benefit who terminate employment before age 55 with ten years of credited service (2,080 hours equals a year of service) are considered “terminated vested” participants. Such participants may commence their benefit under the Questar Retirement Plan as early as age 55, but such benefit is reduced by .5% per month prior to age 65. Notwithstanding the lump sum nature of the disclosure in the table below, if the present value of the accrued benefit exceeds $5,000, benefits must be taken as a monthly annuity for the life of the participant and a survivor annuity for the participant’s spouse or beneficiary, if applicable. Optional annuity forms of benefit payment are available.

Federal tax laws limit both the amount of a participant’s annual compensation that can be used to determine benefits under qualified retirement plans and the amount of benefits that can be paid to a participant from such plans. The 401(k) Supplemental Program of the Questar Deferred Compensation Wrap Plan and the Questar SERP, nonqualified plans, were adopted to compensate officers who are affected by these limits. The Questar 401(k) Supplemental Program allows participants to defer up to 6% of their compensation in excess of the federal tax limit and receive the company matching contribution on such deferral as if it had been contributed to the Questar 401(k) Plan absent such limits (see the Nonqualified Deferred Compensation Table and corresponding notes for more discussion of the Questar 401(k) Supplemental Program). The Questar SERP provides retirement benefits equal to the difference between the benefits payable under the Questar Retirement Plan and the benefits that would be payable under such plan if the limits on the annual compensation were not applicable and if the participant had not voluntarily chosen to defer any compensation under the terms of the Questar Deferred Compensation Wrap Plan. Any accrued Questar SERP benefit as of December 31, 2004 was grandfathered under the provisions of the Questar SERP in existence prior to January 1, 2005, which allowed for payment of a monthly annuity, a lump-sum payment, or limited annual installments beginning on or within five years of the participant’s retirement date. Subject to the requirements of IRC Section 409A, any distributions of Questar SERP benefits which accrued on or after January 1, 2005, are made in lump-sum cash payments or limited annual installments upon a date elected by the participant on or after the participant’s termination, death or disability, but no earlier than age 55.

PENSION BENEFITS

Name (a)	Plan [1] (b)	Number of Years Credited Service (#) [2] (c)	Present Value of Accumulated Benefit ($) [3,4] (d)	Payments During Last Fiscal Year ($) (e)
Charles B. Stanley	Questar Pension Plan Questar SERP	8 8	178,434 1,237,930	0

Richard J. Doleshek[5]	Questar Pension Plan Questar SERP	1 1	23,554 20,903	0

Jay B. Neese[6]	Questar Pension Plan Questar SERP	32 32	649,315 1,238,445	0

Perry H. Richards[6]	Questar Pension Plan Questar SERP	26 26	496,991 415,631	0

Eric L. Dady[6]	Questar Pension Plan Questar SERP	16 16	503,705 270,484	0

[1]	The Questar Retirement Plan is a defined-benefit plan qualified for favorable treatment under the IRC.
[2]

Under the terms of the Questar Retirement Plan, if the participant has worked 1,000 hours with a participating company in the last year of service, a full year of credit is given. For less than 1,000 hours in the last year of service, the calculation is based on 190 hours per month divided by 1,000 hours.

[3]	The benefit is calculated at age 62, the earliest age at which a participant may retire under the plan without any benefit reduction due to age.

[4]

Assumptions for the Present Value of Accumulated Benefit Calculation. Based on an assumed retirement age of 62 (the earliest age at which a participant may retire under the Plan without a benefit reduction) and the year-end financial disclosure assumptions, that is:

•	Discount rate: 6.50% for 12/31/09 and for 12/31/08;

•	Post-normal retirement age (NRA) mortality: 12/31/09 RP 2000, projected to 2010; 12/31/08: 2000 projected to 2009. Note that no mortality is assumed prior to NRA for proxy disclosure purposes;

•	Marital status: 90% married, 10% single for male executives;

•	Spouse age: spouse three years younger; and

•	Form of payment: 50% joint & survivor annuity if married, single life annuity if single.

[5]	Mr. Doleshek is not yet vested in either the Questar Retirement Plan or the Questar SERP.
[6]

Messrs. Neese, Dady and Richards have a supplemental retirement benefit in lieu of vacation. When Questar changed its vacation policy as of January 1, 1997, each employee was credited with this benefit, which was calculated by multiplying the December 31, 1996, base salary by the hours accrued under the service-date vacation schedule in place prior to the change. These benefits are frozen and include $6,923 for Mr. Neese, $105 for Mr. Richards and $1,162 for Mr. Dady

NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Contributions in Last FY ($) [1,2] (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) [3] (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Charles B. Stanley	125,950	97,750	14,527	0	1,155,327

Richard J. Doleshek	1,777	1,422	0	0	3,231

Jay B. Neese	75,421	28,838	5,281	0	357,731

Perry H. Richards	11,796	11,796	719	0	74,562

Eric L. Dady	18,380	7,194	1,134	0	74,916

[1]

The named executives automatically participated in the 401(k) Supplemental Program of the Questar Deferred Compensation Wrap Plan when their compensation exceeded the compensation cap ($245,000 in 2009 and adjusted for inflation thereafter) and they could no longer make deferrals to the Questar 401(k) Plan. Six percent of compensation in excess of the compensation cap is treated as if contributed to the Questar 401(k) Plan and receives the applicable employer match provided for in the Questar 401(k) Plan. Deferred amounts and the corresponding employer match are accounted for under the 401(k) Supplemental Program of the Questar Deferred Compensation Wrap Plan as if invested in Questar stock and are credited with applicable dividends.

[2]

In 2009, Messrs. Stanley, Neese and Dady deferred compensation under the Deferred Compensation Program of the Questar Deferred Compensation Wrap Plan. Under the terms of this program, an employee may elect to defer from $5,000 to 50% of annual compensation. Six percent of any deferred compensation receives a company match as if contributed to the Questar 401(k) Plan. This 6% of the deferred amount, as well as the employer match, is accounted for solely as if invested in Questar stock (and will receive applicable dividends). As to the remaining deferred amounts, employees may elect to have all or some (in increments of 25%, 50%, 75% or 100%) of the deferred compensation accounted for as if either 1) invested in Questar stock (and credited with applicable dividends) or 2) invested in Treasury Notes and credited with interest based on the appropriate 10-Year Treasury Note rate as quoted in The Wall Street Journal.

[3]	Aggregate earnings are not included in the Summary Compensation table because they do not consist of any above-market or preferential earnings.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments to Executives with Employment Contracts

The table below shows the potential payments to Messrs. Stanley and Doleshek under various termination scenarios, calculated pursuant to the terms of their employment agreements with Questar. Estimated benefits were calculated assuming the termination date occurred on December 31, 2009. The accelerated equity payment amounts show the vesting of previously unvested restricted shares and options that would accelerate upon the triggering event. If there is a termination due to death or disability, the executive would receive his base salary for the remainder of the month of termination plus one additional month and a lump sum equal to the target bonus under the Questar AMIP, AMIP II and LTCIP (for each performance period that has begun) and any equity grants pursuant to the terms of the individual grants. If the termination is for cause, or the officer resigns for reasons other than for good reason, the executive would receive any earned but unpaid base salary and paid time-off benefits. If the termination is without cause or there is a resignation for good reason, in addition to any earned but unpaid salary and paid time-off benefits, the executive would receive a lump sum equal to 1) base salary for the remainder of the employment period; 2) an amount equal to the average of the annual cash bonuses the executive actually received under the annual bonus plan(s) for the last three full fiscal years immediately prior to termination; and 3) three times the average of the cash incentive payment the executive actually received under the Questar LTCIP for the last three full fiscal years immediately prior to termination (or any lesser number of years that the Questar LTCIP was in effect for which payments could be determined). Any equity grants will also be accelerated.

Name	Termination for Cause or Resignation	Termination without Cause or Resignation for Good Reason			Death or Disability
	($)	Base + Bonus Payments ($)	Accelerated Equity ($)	Total ($)	Base + Bonus Payments ($)	Accelerated Equity ($)	Total ($)
Charles B. Stanley	119,864	3,732,267	3,893,346	7,625,613	2,108,197	3,893,346	6,001,543
Richard J. Doleshek	30,649	1,080,649	3,265,200	4,345,849	473,149	3,265,200	3,738,349

Payments to Executives without Employment Contracts

Messrs. Neese, Richards and Dady do not have employment contracts. Therefore, any payments due to them upon their termination would be calculated pursuant to the plans maintained by Questar, the compensation tables and the terms of equity agreements, each as described in the Compensation Discussion and Analysis section of the proxy statement filed in connection with Questar’s May 18, 2010 annual meeting of stockholders. For termination due to any reason, each named executive officer would receive payment for any earned but unpaid salary and accrued time-off benefits, and other fully-vested benefits to which he is already entitled or which are required to be provided by law.

The table below shows other potential payments to these executives if termination is due to retirement, death or disability. For termination due to retirement, death or disability, these executives (or their beneficiaries) receive a prorated Questar AMIP II award at the end of the fiscal year based on the length of service during the fiscal year when compared to the entire period. Under the terms of Questar LTCIP, individuals also receive a prorated award at the end of the performance period based on the length of service during the performance period when compared to the entire period.

Employee	Termination Due to Retirement		Termination Due to Death or Disability
Name	Non-Equity Incentive Plan Payments ($)		Non-Equity Incentive Plan Payments [1] ($)	Accelerated Equity ($)	Total ($)
Jay B. Neese	0	[2]	$496,739	$592,373	$1,089,112
Perry H. Richards	0	[2]	$239,011	$637,351	$876,363
Eric L. Dady	$125,865		$125,865	$155,139	$281,004

[1]	These Non-Equity Incentive Plan values are the same as those shown on the Summary Compensation Table.
[2]

Messrs. Neese and Richards are not yet eligible to retire. Therefore, they would not receive non-equity incentive plan payments, nor would any unvested equity automatically vest on an accelerated basis due to retirement.

Potential Payments upon Termination Following a Change in Control: Questar Executive Severance Compensation Plan

Under the Questar Executive Severance Compensation Plan, participants receive certain severance benefits upon termination following a change in control if such termination is initiated by the employer for any reason other than for cause, death or disability, or by the participant for good reason. The severance benefits include a cash severance payment equal to twice the sum of 1) annual base salary; 2) the higher of the average of the annual bonuses they actually received or the target established for them for the three fiscal years prior to the change in control; plus 3) the target bonus under the Questar LTCIP for the single performance period beginning the year of termination. The benefits also include prorated payments under the annual bonus plan(s) and the Questar LTCIP. Each participant would also receive a payment representing the difference between the net present value of the benefits under the Questar Retirement Plan and the Questar SERP calculated at the time of their termination (retirement benefit), and the retirement benefit with two additional years of credited service. Any other payments and benefits provided under other plans due to a change in control would be triggered, i.e. unvested equity would vest under the terms of the Questar LTSIP and participants would receive any deferred compensation to which they are entitled under the terms of the Questar Deferred Compensation Wrap Plan and the Questar SERP. Additionally, these named executives would be entitled to medical and dental insurance coverage, basic and supplemental life insurance, accidental death or dismemberment and disability coverage under current employee terms for six months after the date of termination. The Questar Executive Severance Compensation Plan includes a gross-up tax provision to make executives whole for the impact of excise taxes under Section 280(G) of the IRC. All severance payments are subject to Section 409A of the Code.

Under the Questar Executive Severance Compensation Plan, a Change in Control shall be deemed to have occurred if: (i) any “person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (Exchange Act)) other than a trustee or other fiduciary holding securities under an employee benefit plan of Questar, is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of securities of Questar representing 25% or more of the combined voting power of Questar; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of May 19, 1998, constitute Questar’s Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Questar) whose appointment or election by the Board or nomination for election by Questar’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on May 19, 1998, or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) Questar’s stockholders approve the merger or consolidation of Questar or any direct or indirect subsidiary of Questar with any corporation, other than a merger or consolidation that would result in the voting securities of Questar outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of Questar or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of Questar (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of Questar representing 25% or more of the combined voting power of Questar’s then outstanding securities; or (iv) Questar’s stockholders approve a plan of complete liquidation or dissolution of Questar or there is consummated an agreement for the sale or disposition by Questar of all or substantially all of Questar’s assets, other than a sale or disposition by Questar of all or substantially all of Questar’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by the stockholders of Questar in substantially the same proportions as their ownership of Questar immediately prior to such sale.

If there had been a termination due to a change in control on December 31, 2009, that triggered the severance benefits under the Questar Executive Severance Compensation Plan, the following amounts, which include any applicable tax gross-up, would have been paid to the named executive officers: Mr. Stanley: $13,358,601; Mr. Doleshek: $4,925,573; Mr. Neese: $3,756,661; and Mr. Richards: $1,964,950. Mr. Dady was not an officer during 2009, therefore, he was not eligible to participate in the Executive Severance Compensation Plan. These amounts for Messrs. Stanley, Doleshek and Neese do not include any payments of deferred compensation under the Questar Deferred Compensation Wrap Plan or payment of any Questar SERP benefits. Additionally, the employment contracts of Messrs. Stanley and Doleshek limit their payments to the higher of any amount payable under the Questar Executive Severance Compensation Plan or under their respective employment contract in the event of a change in control, but not both. Payment under Mr. Doleshek’s employment contract would be higher than under the Plan and reflects a reduction of $9,430 to eliminate any excise taxes.

Item 8.01	Other Events

Questar Spin-off of QEP Resources, Inc.

The Distribution described in Item 1.01 above is expected to occur at 11:59 p.m. New York City time on June 30, 2010, by way of a pro rata dividend to Questar shareholders of record as of the close of business on June 18, 2010, the record date of the Distribution. Each Questar shareholder will be entitled to receive one (1) share of QEP common stock for each one (1) share of Questar common stock held by such shareholder at the close of business on the record date of the Distribution. Questar shareholders holding fractional shares will also receive an equivalent number of QEP fractional shares. For additional information about QEP common stock, see “General—Common Stock” in Item 5.03 of the Current Report on Form 8-K filed by QEP with the SEC on May 24, 2010. Shareholder approval of the Distribution is not required.

Following the Distribution, Questar shareholders will own shares in both Questar and QEP. The number of Questar shares held by Questar shareholders will not change as a result of the Distribution. Questar’s common stock will continue to trade on the New York Stock Exchange under the symbol “STR.” QEP has applied to have its common stock listed on the New York Stock Exchange under the ticker symbol “QEP.”

Unaudited pro forma consolidated financial information for QEP, as derived from the historical financial statements of QEP and adjusted to give effect the distribution of Wexpro to Questar is attached to this Current Report on Form 8-K as Exhibit 99.2.

Our Post-Separation Structure

After the separation, QEP will be an independent natural gas and oil exploration and production company, with three major lines of business, conducted through three principal subsidiaries:

•	QEP Energy Company, formerly known as Questar Exploration and Production Company (“Questar Energy”), a diversified natural gas and oil exploration and production company;

•

QEP Field Services Company, formerly known as Questar Gas Management Company, a midstream field services company that gathers and processes natural gas in the Rocky Mountain region and in the Midcontinent; and

•	QEP Marketing Company, formerly known as Questar Energy Trading Company, which markets natural gas and oil on behalf of Questar Energy and operates a natural gas storage facility in western Wyoming.

The equity interests of Wexpro, a wholly-owned subsidiary of QEP which develops natural gas on a defined set of producing properties, will be distributed to Questar in connection with the separation.

Set forth below are simplified diagrams of Questar prior to the separation and of Questar and QEP after the separation.

Existing Structure

Post-Separation

Reasons for the Separation

Questar’s board of directors believes that the separation of its exploration and production and gathering and processing businesses from its regulated utility and pipeline businesses and Wexpro will create significant value for shareholders. Questar believes the separation will reduce complexity and provide investors the opportunity to invest individually in each of the separated companies. Questar believes this transaction will improve strategic, operational, and financial “fit and focus” for both QEP and Questar. Although there can be no assurance, Questar believes that, over time, Questar common stock and the common stock of QEP should achieve a greater aggregate market value, assuming the same market conditions and continued good execution, than would be achieved in our current conglomerate configuration. Questar believes the separation allows Questar and QEP to better focus on their two very different industry segments. Questar believes QEP will appeal to E&P investors who are less attracted by dividends and who are more willing to accept higher risk and higher stock-price volatility in return for higher growth potential. After the separation, Questar believes it will appeal to more risk-averse investors who focus on the predictability of earnings, dividend payout, and dividend growth. The separation will allow the management of each company to develop and implement corporate, strategic, and financial policies appropriate for these two very different shareholder groups.

Following are some of the opportunities and benefits that Questar’s board of directors considered in approving the separation:

•

Allows QEP to pursue a higher growth strategy. Questar believes that QEP has the assets, the people, and the capability to grow reserves and production at higher rates over time than could be achieved as part of the pre-separation conglomerate. While there can be no guarantees, historically, E&P companies that deliver higher reserves and production growth tend to receive higher market valuation multiples. A higher valuation multiple would make QEP equity a more attractive option for funding future growth.

•

Facilitates QEP equity offerings. Prior to the separation, Questar believed that utility investors in our shareholder base would react negatively to the near-term dilution associated with the issuance of new shares, thus constraining our ability to issue equity to fund growth opportunities in our E&P business. Questar believes that pure E&P investors are more tolerant of periodic equity offerings when the proceeds are used to fund appropriate growth strategies. Also, Questar believes that QEP’s equity “currency” would have higher value and thus enable QEP to raise more funds per share than if QEP attempted to sell shares to the public as a subsidiary of Questar.

•

Facilitates QEP debt offerings and a lower cost of capital for Questar. QEP’s ability to borrow money is currently limited by the preference to maintain “investment grade” credit ratings for the debt securities issued by Questar’s Business. After the separation, QEP’s ability to raise debt financing is expected to be substantially expanded because QEP will no longer be limited by Questar’s need to maintain investment grade credit ratings. While there can be no assurance, Questar believes this transaction may lower the cost of debt and thus the cost of capital for Questar due to improved credit ratings.

•

Allows Questar to pursue strategies and adopt financial policies consistent with its intent to attract yield-oriented investors. As part of the conglomerate, each company has to compete internally for capital with businesses operating in other industry sectors. These capital allocation decisions often required a tradeoff between funding higher potential return but higher-risk E&P growth, and funding lower-return but lower-risk growth projects in Questar Pipeline and Questar Gas. Further, the need to deploy significant capital to sustain growth in our E&P business precluded dividend-growth policies necessary to attract yield-oriented investors. After the separation, Questar expects to have the flexibility to pay a higher dividend and grow the dividend at a faster rate.

•

Allows each company to create more effective management incentive and reward systems. Questar believes the separation will enhance each company’s efforts to attract, motivate, and retain the workforce necessary to be a top-tier company in each company’s respective industry segment. The separation will allow the creation of equity securities for each of the companies with a value that is expected to reflect more closely the efforts and performance of each company’s management. Such equity securities should enable each company to provide incentive compensation arrangements for its key employees that are directly related to the market performance of each company’s common stock.

In view of the wide variety of factors considered in connection with the evaluation of the separation and the complexity of these matters, we cannot assure investors that, following the separation, any of these opportunities or benefits will be realized to the extent anticipated or at all.

General Information for Existing Questar Shareholders

All of the shares of QEP common stock owned by Questar, which will be 100% of QEP common stock outstanding immediately prior to the Distribution, will be distributed to Questar’s shareholders. Based on approximately 175.1 million shares of Questar common stock outstanding on June 14, 2010, and the distribution ratio of one share of QEP common stock for each one (1) share of Questar common stock, approximately 175.1 million shares of QEP common stock will be distributed to Questar shareholders.

Questar shareholders holding fractional shares will receive an equivalent number of QEP fractional shares.

On the Distribution Date, Questar, with the assistance of Wells Fargo Bank, N.A., the distribution agent, will electronically issue shares of QEP common stock to Questar’s shareholders or to their bank or brokerage firm on their behalf by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording stock ownership when no physical share certificates are issued to shareholders, as is the case in this Distribution. No physical stock certificates of QEP will be issued to Questar’s shareholders. Questar’s shareholders will not be required to make any payment, surrender or exchange their shares of Questar common stock or take any other action to receive their shares of QEP common stock. The distribution and transfer agent is Wells Fargo Bank, N.A., 161 N. Concord Exchange, South St. Paul, MN 55075, (651) 306-4402.

If Questar shareholders sell shares of Questar common stock in the “regular-way” market through the Distribution Date, such shareholders will be selling their rights to receive shares of QEP common stock in the Distribution. If Questar shareholders decide to sell any shares of Questar before the Distribution, they should make sure their stockbroker, bank or other nominee understands whether they want to sell their Questar common stock or their entitlement to QEP common stock pursuant to the Distribution or both.

Following the Distribution, shareholders may request that their shares of QEP common stock held in book-entry form be transferred to a brokerage or other account at any time, without charge. Beneficial shareholders that hold shares through a brokerage firm will receive additional information from their brokerage firms shortly after the Distribution Date.

Shortly after the Distribution is completed, Questar will provide U.S. taxpayers with information to enable them to compute their tax basis in both Questar and QEP shares. Generally, a shareholder’s aggregate basis in the stock held in Questar and QEP shares received in the Distribution will equal the aggregate basis of Questar common stock held by such shareholder immediately before the Distribution, allocated between such shareholder’s Questar common stock and the QEP common stock received in the Distribution in proportion to the relative fair market value of each on the Distribution Date.

As a result of the Distribution, we expect the trading price of shares of Questar common stock immediately following the Distribution to be lower than the trading price immediately prior to the Distribution because the trading price will no longer reflect the value of the E&P Business. Furthermore, until the market has fully analyzed the value of Questar without the E&P Business, the market price of a share of Questar common stock may fluctuate significantly. In addition, although Questar believes that over time following the separation, the common stock of Questar and QEP could have a higher aggregate market value, assuming the same market conditions, than if Questar were to remain under its current configuration, there can be no assurance that this will be true, and the combined trading prices of one share of Questar common stock and a share of QEP common stock after the Distribution may be equal to, greater than, or less than the trading price of a share of Questar common stock before the Distribution.

Trading Between the Record Date and Distribution Date

Beginning on or shortly before the record date and continuing up to and through the Distribution Date, QEP and Questar expect that there will be two markets in Questar common stock: a “regular-way” market and an “ex-distribution” market. Shares of Questar common stock that trade on the regular way market will trade with an entitlement to shares of QEP common stock distributed pursuant to the Distribution. Shares that trade on the ex-distribution market will trade without an entitlement to shares of QEP common stock distributed pursuant to the Distribution. Therefore, if a shareholder sells shares of Questar common stock in the “regular-way” market through the Distribution Date, such shareholder will be selling its right to receive shares of QEP common stock in the Distribution. If a shareholder owns shares of Questar common stock at the close of business on the record date and sells those shares on the “ex-distribution” market through the Distribution Date, such shareholder will still receive the shares of QEP common stock that it would be entitled to receive pursuant to its ownership of the shares of Questar common stock on the record date.

QEP and Questar anticipate that a limited market, commonly known as a “when-issued” trading market, for QEP common stock will develop on or shortly before the record date for the Distribution and will continue up to and through the Distribution Date, and we anticipate that “regular-way” trading of QEP common stock will begin on the first trading day following the Distribution Date. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for shares of QEP common stock that will be distributed to Questar shareholders on the Distribution Date and all such transactions will settle only after the Distribution Date. If a shareholder owns shares of Questar common stock at the close of business on the record date, such shareholder would be entitled to shares of QEP common stock distributed pursuant to the Distribution. Shareholders may trade this entitlement to shares of QEP common stock, without trading the shares of Questar common stock they own, on the “when-issued” market. On the first trading day following the Distribution Date, “when issued” trading with respect to QEP common stock will end and “regular-way” trading will begin.

Employee Stockholder Matters

If employees hold shares of Questar common stock in the Questar Dividend Reinvestment and Stock Purchase Plan (the “Reinvestment Plan”), Questar’s share purchase and dividend reinvestment plan, the shares of QEP common stock such persons would receive in the Distribution will be distributed to them in a direct registration position with Wells Fargo Shareowner Services, Questar’s transfer agent. Instructions will be provided on how to transfer such shares to a different account.

Questar sponsors a 401(k) plan, known as the Questar Employee Investment Plan, as amended and restated effective January 1, 2009 (the “Questar EIP”) which permits eligible employees to purchase shares of Questar common stock or other investments through payroll deduction. In connection with the Distribution, account balances held in trust attributable to all active QEP employees under the Questar EIP will be apportioned to the trust of QEP’s EIP, the terms of which plan will generally be comparable in the aggregate to the Questar EIP. The Questar EIP will retain the account balances attributable to former QEP employees as of the Distribution Date. If shares of Questar common stock are held in and employee’s account in the Questar EIP, shares of QEP common stock will be distributed to such employee’s account in respect of the previously held shares of Questar common stock. Accordingly, following the Distribution, QEP’s EIP and the Questar EIP initially will continue to hold shares of both Questar and QEP common stock.

Questar has issued stock options and restricted stock awards to certain officers, directors and employees under the Questar Long-Term Stock Incentive Plan, as amended and restated effective May 18, 2010 (the “Questar LTSIP”). If an officer, director or employee holds stock options or restricted stock awards that are outstanding as of the Distribution Date, then certain adjustments will be made to such awards in order to generally preserve the benefits or potential benefits intended to be made available under the Questar LTSIP. All such stock options will be adjusted into two separate options, one relating to Questar common stock and one relating to QEP common stock. Each holder of Questar restricted stock will be issued additional restricted shares of QEP common stock (e.g., as with other Questar shareholders, one share of QEP common stock will be issued for each restricted share of Questar common stock).

Other Employee Matters

The Employee Matters Agreement will generally govern QEP’s compensation and employee benefit obligations with respect to its current and former employees.

As a result of the Distribution, QEP may assume, enter into or amend certain employment, severance, or other similar agreements providing for compensation and other benefits with any of its current or former officers and employees. In addition, the employment relationship between certain individuals and their current employer, QEP or Questar, may be modified in connection with the Distribution.

When structuring compensation, QEP and Questar consider the implications of Code Section 162(m) which generally precludes the employer from deducting compensation paid in excess of $1 million per year to certain executive officers for federal income tax purposes, except for certain qualified performance-based compensation. QEP and Questar may amend or modify the performance targets and other terms and conditions with respect to outstanding awards under any incentive compensation plan as a result of the transaction which may cause such awards to not be treated as qualified performance-based compensation under Code Section 162(m).

Material U.S. Federal Income Tax Consequences of the Distribution

The following is a summary of the material U.S. federal income tax consequences of the Distribution to us, Questar and Questar shareholders. This discussion is not a complete analysis of all of the potential U.S. federal income tax consequences relating thereto, nor does it address any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the Code, the Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative interpretations and pronouncements of the IRS (including interpretations and pronouncements expressed in private letter rulings that are binding on the IRS only with respect to the particular taxpayers that received the rulings), all as in effect as of the date of this Current Report on Form 8-K. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below.

This discussion is limited to holders of Questar common stock that are U.S. holders, as defined below, that hold their shares of Questar common stock as a “capital asset” within the meaning of Section 1221 of the Code (for example, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

•	banks, insurance companies and certain financial institutions;

•	partnerships and other pass-through entities;

•	regulated investment companies and real estate investment trusts;

•	dealers, brokers or traders in securities or currencies;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	holders subject to alternative minimum tax;

•	tax-exempt organizations;

•	holders who are not U.S. holders;

•	tax deferred or other retirement accounts;

•	holders who acquired Questar common stock pursuant to the exercise of employee stock options or otherwise as compensation; and

•	persons holding the Questar common stock as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction.

For purposes of this summary, a “U.S. holder” is a beneficial owner of Questar common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state therein or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (1) the administration of which is subject to the primary supervision of a U.S. court and all substantial decisions of which are controlled by one or more U.S. persons or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds shares of Questar common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of Questar common stock should consult its tax advisor regarding the tax consequences of the Distribution.

Questar has received a private letter ruling from the IRS to the effect that, among other things, the Distribution, and certain related transactions, will qualify for tax-free treatment under the Code. Although a private letter ruling from the IRS generally is binding on the IRS, if the factual representations or assumptions made in the letter ruling request are untrue or incomplete in any material respect, we will not be able to rely on the ruling. Furthermore, the IRS will not rule on whether the Distribution satisfies certain requirements necessary to obtain tax-free treatment under the Code. Rather, the ruling is based upon representations by Questar that these conditions have been satisfied, and any inaccuracy in such representations could invalidate the ruling.

In addition, Questar expects to receive an opinion from Latham & Watkins LLP substantially to the effect that, among other things, the Distribution and certain related transactions will qualify for tax-free treatment under the Code. This opinion will address all of the requirements necessary for the Distribution and certain related transactions to qualify for tax-free treatment under the Code and will be based on, among other things, certain assumptions and representations made by Questar and us, which if incorrect or inaccurate in any material respect would jeopardize the conclusions reached in such opinion. In addition, the opinion will rely on the IRS private letter ruling as to matters covered by the ruling. This opinion will be based on the law in effect on the date of the opinion. The opinion will not be binding on the IRS or the courts, and Latham & Watkins LLP has no obligation to update its opinion subsequent to its date.

On the basis of the private letter ruling we have received and the opinion we expect to receive:

•	A Questar shareholder will not recognize any income, gain or loss as a result of the receipt of our common stock in the Distribution.

•	A Questar shareholder’s holding period for our common stock received in the Distribution will include the period for which that shareholder’s Questar common stock was held.

•

A Questar shareholder’s tax basis in our common stock received in the Distribution will be determined by allocating to that common stock, on the basis of the relative fair market values of Questar common stock and our common stock at the time of the Distribution, a portion of the shareholder’s basis in his or her Questar common stock. A Questar shareholder’s basis in his or her Questar common stock will be decreased by the portion allocated to our common stock. Within a reasonable period of time after the Distribution, Questar will provide its shareholders who receive our common stock pursuant to the Distribution with information for calculating their tax bases in our common stock and their Questar common stock.

•	Neither we nor Questar will recognize a taxable gain or loss as a result of the Distribution.

If the Distribution and certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes, then, in general, we would recognize taxable gain with respect to the distribution of Wexpro stock to Questar in an amount equal to the excess of the fair market value of the Wexpro common stock over our tax basis therein, i.e., as if we had sold the Wexpro common stock in a taxable sale for its fair market value. Similarly, Questar would recognize taxable gain with respect to its distribution of our common stock to the Questar shareholders in an amount equal to the excess of the fair market value of our common stock over Questar’s tax basis therein. In addition, the receipt by Questar’s shareholders of our common stock would be a taxable distribution, and each shareholder that participated in the Distribution would be treated as receiving a distribution equal to the fair market value of our common stock that was distributed to such shareholder. Such a distribution would constitute a dividend for U.S. federal income tax purposes to the extent paid from Questar’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as a dividend would constitute a return of capital and would first be applied against and reduce a shareholder’s tax basis in the Questar common stock, but not below zero. Any excess would be treated as gain realized on the sale or other disposition of the Questar common stock.

Even if the Distribution and certain related transactions otherwise qualify for tax-free treatment under the Code, the Distribution and certain related transactions may be disqualified as tax-free to Questar and us and would result in a significant U.S. federal income tax liability to Questar and us (but not to holders of Questar common stock) under Section 355(e) of the Code if the Distribution and certain related transactions were deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest by vote or value in Questar or us. For this purpose, any acquisitions of Questar’s stock or our stock within the period beginning two years before the Distribution and ending two years after the Distribution are presumed to be part of such a plan, although Questar or we may be able to rebut that presumption. The process for determining whether a prohibited acquisition has occurred under the rules described in this paragraph is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. Questar or we might inadvertently cause or permit a prohibited change in the ownership of Questar or us to occur, thereby triggering tax to Questar and us, which could have a material adverse effect. If such an acquisition of our stock or Questar’s stock triggers the application of Section 355(e), Questar would recognize taxable gain equal to the excess of the fair market value of our common stock held by Questar immediately before the Distribution over Questar’s tax basis in our common stock and we would recognize taxable gain equal to the excess of the fair market value of the Wexpro common stock over our tax basis therein, but the Distribution would still be tax-free to Questar shareholders. We would similarly recognize such gain if our distribution of Wexpro to Questar was deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest by vote or value in Wexpro.

Under the Tax Matters Agreement, we may be required to indemnify Questar against all or a portion of the taxes incurred by Questar in the event the Distribution and certain related transactions were to fail to qualify for tax-free treatment under the Code, including all taxes resulting from the failure to satisfy the requirements of Code Sections 368(a)(1)(D) and 355 resulting from action taken solely by us subsequent to the Distribution, including acquisitions of our stock which violate the requirements of Code Section 355(e). Please see Item 1.01 of this Report on Form 8-K for a more detailed discussion of the Tax Matters Agreement.

Treasury Regulations require Questar shareholders that own five percent (by vote or value) of the total outstanding Questar common stock or own Questar securities with an aggregate tax basis of $1 million or more and that receive shares of our stock in the Distribution to attach to their U.S. federal income tax return for the year in which shares of our stock are received a detailed statement setting forth certain specified information related to the Distribution. Within a reasonable period of time after the

Distribution, Questar will provide its shareholders who receive our common stock pursuant to the Distribution with the information necessary to comply with such requirement. Questar shareholders should consult their tax advisors regarding these tax reporting requirements.

EACH QUESTAR SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR ABOUT THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS, AND POSSIBLE CHANGES IN TAX LAW THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

Risk Factors

In addition to the risk factors set forth in QEP’s most recent Annual Report on Form 10-K, investors should carefully read and consider each of the following risk factors, the cautionary statements referred to in “Forward-Looking Statements” below, and all of the other information set forth in this Form 8-K. Based on the information currently known to us, we believe that the following information identifies the most significant risk factors affecting QEP. However, the risks and uncertainties our company faces are not limited to those set forth in the risk factors described below. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business, financial condition or results of operations. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

If any of the following risks and uncertainties develops into actual events, these events could have a material adverse effect on our business, financial condition or results of operations. In such case, the trading price of QEP common stock could decline.

Risks Relating to the Separation

QEP may be unable to achieve some or all of the benefits that it expects to achieve from the separation from Questar.

QEP may not be able to achieve the full strategic and financial benefits that it expects will result from the separation from Questar or such benefits may be delayed or may not occur at all. For example, there can be no assurance that analysts and investors will regard QEP’s corporate structure as clearer and simpler than the current Questar corporate structure or place a greater value on QEP as a stand-alone company than on QEP’s businesses combined with Questar. As a result, in the future the aggregate market price of Questar’s common stock and QEP common stock as separate companies may be less than the market price per share of Questar’s common stock had the separation and Distribution not occurred.

Additionally, QEP’s business is currently integrated with the other businesses of Questar. Historically, QEP has shared economies of scope and scale in costs, employees, vendor relationships and certain customer relationships with Questar. The Transition Services Agreement may not capture the benefits QEP’s and Questar’s businesses have enjoyed as a result of being integrated with the other businesses of Questar. The loss of these benefits may have an adverse effect on QEP’s business, results of operations and financial condition following the completion of the separation.

Subsequent to the completion of the separation, QEP’s borrowing costs may be higher than its borrowing costs prior to our separation. Additionally, other significant changes may occur in QEP’s cost structure, management, financing and business operations as a result of QEP operating as a company separate from Questar.

QEP agreements with Questar may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties.

The agreements related to QEP’s separation from Questar, including the Separation Agreement, Employee Matters Agreement, Tax Matters Agreement, and Transition Services Agreement are intended to reflect arm’s-length terms and conditions. However, these agreements were prepared in the context of QEP’s separation from Questar while it was still part of Questar and, accordingly, may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties.

QEP will be responsible for certain contingent and other corporate liabilities related to the Questar Business.

Under the Separation Agreement, QEP will assume and be responsible for certain contingent and other corporate liabilities related to the Questar Business (including associated costs and expenses, whether arising prior to, at, or after the Distribution) and QEP may be required to indemnify Questar for these liabilities which may have a material effect on QEP’s financial condition and results of operations. In addition, we may also be responsible for sharing unknown liabilities that do not relate to either QEP’s business following the separation or the business of Questar following the separation (for example, liabilities associated with certain corporate activities not specifically attributable to either business).

QEP will continue to be responsible for debt to third parties, which could subject it to various restrictions and decrease QEP’s profitability.

QEP will continue to be subject to certain debt obligations, credit agreements and other financing arrangements, to which it was a party prior to the separation. On a pro forma basis, QEP has long-term debt in an aggregate principal amount of approximately $1,150.0 million as of March 31, 2010. The agreements and documents governing such indebtedness contain customary restrictions, covenants and events of default. The terms of these financing arrangements and any future indebtedness impose or may impose various restrictions and covenants on us (such as a limitation on total indebtedness) that could limit QEP’s ability to respond to industry conditions, provide for capital investment needs or take advantage of business opportunities. Additionally, the terms of QEP’s existing senior notes require that QEP make an offer to purchase such notes in the event of a change of control followed by a ratings decline (such terms are defined in the indenture and related documents governing the notes). QEP expects to make such an offer within 60 days of the separation based on the indicated ratings of QEP’s debt, pro-forma for the separation. Furthermore, QEP’s debt financing costs may be higher than they were prior to the separation.

QEP’s executive officers and some of its directors may have or may hold equity awards which may create, or may create the appearance of, conflicts of interest.

Because of their current positions with Questar, substantially all of QEP’s directors and executive officers, including QEP’s President, Chief Executive Officer and Chairman, will own shares of Questar common stock, options to purchase shares of Questar common stock and restricted shares of Questar common stock. Upon the Distribution, these options and restricted stock awards will be converted into options and restricted stock awards, respectively, based in part on Questar common stock and in part on QEP common stock. Accordingly, following the Distribution, these officers and directors will own shares of both Questar and QEP common stock and/or hold options and restricted stock awards based on shares of common stock of both Questar and QEP. The individual holdings of common stock, options and restricted stock awards based on common stock of Questar may be significant for some of these persons compared to these persons’ total assets. Even though certain executive officers of QEP who are currently employees of Questar will cease to be employees of Questar upon consummation of the separation, ownership by QEP’s officers, after the separation, of common stock, options and restricted stock awards based on common stock of Questar may create, or may create the appearance of, conflicts of interest when these officers are faced with decisions that could have different implications for Questar than the decisions do for QEP. Additionally, after the separation, Keith O. Rattie will serve as the chairman of the board for both QEP and Questar.

The Distribution could result in significant tax liability.

Questar has received a private letter ruling from the IRS, that the Distribution will qualify for tax-free treatment under Code Sections 355 and 368(a)(1)(D). In addition, Questar intends to obtain an opinion from Latham & Watkins LLP that the Distribution will so qualify. Although Questar’s board of directors may waive the condition of receiving this opinion, Questar does not intend to complete the Distribution if it has not obtained an opinion from Latham & Watkins LLP that the Distribution will qualify for tax-free treatment under Code Sections 355 and 368(a)(1)(D).

The IRS ruling and the opinion will rely on certain representations, assumptions and undertakings, including those relating to the past and future conduct of Questar’s and QEP’s business, and neither the IRS ruling nor the opinion will be valid if such representations, assumptions and undertakings are incorrect. Moreover, the IRS private letter ruling does not address all the requirements for determining whether the Distribution will qualify for tax-free treatment, and the opinion, which does address all the requirements, is not binding on the IRS or the courts. Notwithstanding the IRS private letter ruling and opinion, the IRS could determine that the Distribution should be treated as a taxable transaction if it determines that any of the representations, assumptions or undertakings that were included in the request for the private letter ruling is false or has been violated or if it disagrees with the conclusions in the opinion that are not covered by the IRS ruling.

If the Distribution and certain related transactions fail to qualify for tax-free treatment, Questar would be subject to tax as if it had sold the common stock of QEP in a taxable sale for its fair market value, QEP would be subject to tax as if it had sold the common stock of Wexpro in a taxable sale for its fair market value and QEP’s initial public shareholders would be subject to tax as if they had received a taxable distribution equal to the fair market value of QEP common stock that was distributed to them. Under the Tax Matters Agreement, QEP may be required to indemnify Questar against all or a portion of the taxes incurred by Questar and QEP in the event the Distribution and certain related transactions were to fail to qualify for tax-free treatment under the Code.

Risks Relating to QEP Common Stock

Substantial sales of QEP common stock may occur in connection with the Distribution, which could cause our stock price to decline.

The shares of QEP common stock that Questar distributes to its shareholders generally may be sold immediately in the public market. Although we have no actual knowledge of any plan or intention on the part of any shareholder to sell our common stock following the Distribution, it is possible that some Questar shareholders, including possibly some of our largest shareholders, may sell our common stock received in the Distribution for reasons such as that QEP’s business profile or market capitalization as a separate, publicly-traded company does not fit their investment objectives. Moreover, index funds tied to the Standard & Poor’s 500 Index, the Russell 1000 Index and other indices hold shares of Questar common stock. To the extent QEP common stock is not included in these indices after the Distribution, certain of these index funds may likely be required to sell the shares of QEP common stock that they receive in the Distribution. The sales of significant amounts of QEP common stock or the perception in the market that this will occur may result in the lowering of the market price of QEP common stock.

Provisions in our certificate of incorporation, by-laws and of Delaware law may prevent or delay an acquisition of QEP, which could decrease the trading price of QEP common stock.

Our certificate of incorporation, bylaws and Delaware law contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the raider and to encourage prospective acquirors to negotiate with our Board rather than to attempt a hostile takeover. These provisions include, among others:

•	a board of directors that is divided into three classes with staggered terms;

•	inability of our shareholders to act by written consent;

•	rules regarding how shareholders may present proposals or nominate directors for election at shareholder meetings;

•	the right of our board of directors to issue preferred stock without shareholder approval; and

•	limitations on the right of shareholders to remove directors.

Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.

We believe these provisions are important for a new public company and protect our shareholders from coercive or otherwise potentially unfair takeover tactics by requiring potential acquirors to negotiate with our Board and by providing our Board with more time to assess any acquisition proposal. These provisions are not intended to make QEP immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that our Board determines is not in the best interests of QEP and our shareholders.

Although QEP anticipates paying dividends in the future, there cannot be any assurance that dividends will be paid.

Currently, QEP anticipates paying dividends to its shareholders. However, there can be no assurance that we will have sufficient surplus under Delaware law to be able to pay any dividends. This may result from extraordinary cash expenses, actual expenses exceeding contemplated costs, funding of capital expenditures, or increases in reserves. The declaration and payment of dividends by us will be subject to the sole discretion of our Board and will depend upon many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, covenants associated with certain of our debt obligations, legal requirements, regulatory constraints and other factors deemed relevant by our Board. If we do not pay dividends, the price of QEP common stock that you receive in the Distribution must appreciate for you to receive a gain on your investment in QEP. This appreciation may not occur.

Additional Information

We file annual, quarterly, and current reports with the SEC. We have also filed a Registration Statement on Form 8-A with the SEC with additional information regarding the shares of QEP common stock that Questar shareholders will receive in the Distribution. These reports and other information can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213.

Investors can obtain copies of these materials from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including QEP.

Investors can also access financial and other information via QEP’s web site at www.qepres.com. QEP makes available, free of charge through the website copies of Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to such reports and all reports filed by executive officers and directors under Section 16 of the Exchange Act reporting transactions in QEP securities. Access to these reports is provided as soon as reasonably practical after such reports are electronically filed with the SEC. Information contained on or connected to QEP’s web site which is not directly incorporated by reference into QEP’s Annual Report on Form 10-K should not be considered part of this report or any other filing made with the SEC.

Forward-Looking Statements

This Current Report on Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements by QEP of expectations, anticipations, beliefs, plans, intentions, targets, estimates, or projections and similar expressions relating to the future are forward-looking statements within the meaning of these laws. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words. Those statements represent QEP’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside QEP’s control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Further, there can be no assurance as to the timing of the contemplated QEP spin-off, whether it will ultimately be structured as a spin-off, or whether it will be completed. Forward-looking statements are based on assumptions and assessments made by QEP’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of QEP’s future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements. Except as required by law, QEP undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit

2.1	Separation and Distribution Agreement, dated as of June 14, 2010, by and between Questar Corporation and QEP Resources, Inc.

10.1	Employee Matters Agreement, dated as of June 14, 2010, by and between Questar Corporation and QEP Resources, Inc.

10.2	Tax Matters Agreement, dated as of June 14, 2010, by and between Questar Corporation and QEP Resources, Inc.

10.3	Transition Services Agreement, dated as of June 14, 2010, by and between Questar Corporation and QEP Resources, Inc.

10.4	QEP Resources, Inc. Deferred Compensation Plan for Directors (as approved June 12, 2010)

10.5	Amended and Restated Employment Agreement dated June 15, 2010 by and between QEP Resources, Inc., Questar Corporation and Charles B. Stanley

10.6	Amended and Restated Employment Agreement dated June 15, 2010 by and between QEP Resources, Inc., Questar Corporation and Richard J. Doleshek

10.7	QEP Resources, Inc. 2010 Annual Management Incentive Plan II (as approved June 12, 2010)

10.8	QEP Resources, Inc. 2010 Long-term Cash Incentive Plan (as approved June 12, 2010)

10.9	QEP Resources, Inc. 2010 Long-term Stock Incentive Plan (as approved June 12, 2010)

10.10	QEP Resources, Inc. Executive Severance Compensation Plan (as approved June 12, 2010)

10.11	QEP Resources, Inc. Deferred Compensation Wrap Plan (as approved June 12, 2010)

10.12	QEP Resources, Inc. Supplemental Executive Retirement Plan (as approved June 12, 2010)

99.1	Release issued June 14, 2010 by Questar Corporation

99.2	QEP Resources, Inc. Unaudited Pro Forma Condensed Consolidated Financial Information

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QEP RESOURCES, INC.
(Registrant)
June 15, 2010
/S/ RICHARD J. DOLESHEK
Richard J. Doleshek
Executive Vice President, Chief Financial Officer and Treasurer

List of Exhibits:

Exhibit No.	Exhibit

2.1	Separation and Distribution Agreement, dated as of June 14, 2010, by and between Questar Corporation and QEP Resources, Inc.

10.1	Employee Matters Agreement, dated as of June 14, 2010, by and between Questar Corporation and QEP Resources, Inc.

10.2	Tax Matters Agreement, dated as of June 14, 2010, by and between Questar Corporation and QEP Resources, Inc.

10.3	Transition Services Agreement, dated as of June 14, 2010, by and between Questar Corporation and QEP Resources, Inc.

10.4	QEP Resources, Inc. Deferred Compensation Plan for Directors (as approved June 12, 2010)

10.5	Amended and Restated Employment Agreement dated June 15, 2010 by and between QEP Resources, Inc., Questar Corporation and Charles B. Stanley

10.6	Amended and Restated Employment Agreement dated June 15, 2010 by and between QEP Resources, Inc., Questar Corporation and Richard J. Doleshek

10.7	QEP Resources, Inc. 2010 Annual Management Incentive Plan II (as approved June 12, 2010)

10.8	QEP Resources, Inc. 2010 Long-term Cash Incentive Plan (as approved June 12, 2010)

10.9	QEP Resources, Inc. 2010 Long-term Stock Incentive Plan (as approved June 12, 2010)

10.10	QEP Resources, Inc. Executive Severance Compensation Plan (as approved June 12, 2010)

10.11	QEP Resources, Inc. Deferred Compensation Wrap Plan (as approved June 12, 2010)

10.12	QEP Resources, Inc. Supplemental Executive Retirement Plan (as approved June 12, 2010)

99.1	Release issued June 14, 2010 by Questar Corporation

99.2	QEP Resources, Inc. Unaudited Pro Forma Condensed Consolidated Financial Information